UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FEDERAL SIGNAL CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on April 22, 2008

To the Stockholders of
Federal Signal Corporation:

The Annual Meeting of Stockholders of Federal Signal Corporation for the year 2008 will be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois on Tuesday, April 22, 2008, at 3:30 p.m., local time, for the following purposes:

1.	To elect four (4) Class III directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008;

3.	To act on one stockholder proposal, if presented; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) of such meeting.

The Board of Directors has fixed the close of business on February 26, 2008 as the record date for the meeting. This means that if you owned shares of our common stock on that date, you are entitled to receive this notice, and to vote at the meeting or any adjournment(s) of the meeting.

A copy of our Annual Report to our stockholders for the year ended December 31, 2007, a proxy statement and proxy card accompany this notice.

Your Board of Directors recommends that you vote FOR all nominees for director, FOR the approval of the independent registered public accounting firm, and AGAINST the stockholder proposal.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 22, 2008

The following materials, also included with this Notice, are available to be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://www.federalsignal.com

1. Proxy Statement for the Annual Meeting of Stockholders, and
2. 2007 Annual Report to Stockholders

If you have any questions about accessing these materials via the Internet, please contact the Corporate Secretary at (630) 954-2008 or email us at info@federalsignal.com

YOUR VOTE IS IMPORTANT! You are urged to vote as promptly as possible in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Instructions for voting are contained on the enclosed proxy card.

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary

March 19, 2008

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 22, 2008

GENERAL INFORMATION

The Board of Directors of Federal Signal Corporation is furnishing this proxy statement to you in order to solicit your proxy for use at the Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois on Tuesday, April 22, 2008 at 3:30 p.m., local time, and any adjournment(s) of such meeting. The purpose of the Annual Meeting of Stockholders is:

1.	To elect four (4) Class III directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008;

3.	To act on one stockholder proposal, if presented; and

4.	To transact any other business that may properly come before the meeting or any adjournment(s) of such meeting.

This proxy statement and the accompanying proxy card were first mailed to stockholders on or about March 19, 2008.

By completing the enclosed proxy card, you can direct how your shares are to be voted at the Annual Meeting (for example, you can direct that your shares are to be voted “for” or “withheld” from the vote for each nominee for director). Each proxy will be voted as you direct on the proxy card. If you do not complete the voting directions on the proxy card (or with respect to any particular proposal), the persons named in the proxy card will vote your shares “for” proposals 1 and 2 and “against” proposal 3 (or the undirected proposal, as the case may be).

Solicitation Costs

We will bear the costs of solicitation of proxies for the Annual Meeting. Following the original solicitation of proxies by mail, certain of our directors, officers and employees may solicit proxies by correspondence, telephone, e-mail, or in person, but will not receive any extra compensation for such solicitation work. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners.

Voting Securities

You will be entitled to vote at the meeting only if you held shares of our common stock of record at the close of business on February 26, 2008. You will be entitled to one vote for each share of common stock that you held in your name as of the record date. On the record date, there were 48,017,417 shares of common stock issued and outstanding.

A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. For purposes of determining if a quorum is present, we will count all proxies designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal as shares represented at the meeting, as well as “broker non-votes”, which will be counted toward establishing the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We will count abstentions as votes cast, but we will disregard broker non-votes for the purpose of determining whether a proposition has been approved.

Our By-Laws require a plurality of the votes cast for the election of directors, which means that in the election of directors the nominees with the largest number of votes cast will be elected as directors up to the maximum number of directors to be chosen at the meeting. As a result, designations on your proxy card that you are “withholding authority” for a nominee or nominees, and “broker non-votes” with respect to shares held for your benefit will not have an effect on the results of the vote for the election of directors. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 and the stockholder proposal will each require the affirmative vote of a majority of the votes cast at the Annual Meeting for approval. Because these proposals require a majority of the votes cast for approval, an abstention will have the effect of a vote cast against these matters.

Shares Held in 401(k) Plan

On February 26, 2008, our 401(k) Plan, which is called the Federal Signal Corporation Retirement Savings Plan, held 2,063,835 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Vanguard how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions on your proxy card and returning it to us by April 17, 2008. A properly executed proxy card will be voted as directed. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Revocability of Proxy

You may revoke your proxy at any time before it is voted by filing a written notice of revocation or a later-dated proxy card with our Corporate Secretary, or by attending the Annual Meeting and voting your shares in person. Attendance alone at the Annual Meeting will not revoke a proxy.

Householding of Proxies

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call 630-954-2008.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Federal Signal Corporation, 1415 W. 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call 630-954-2008. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our Annual Report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call 630-954-2008.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of February 26, 2008 with respect to beneficial ownership of our common stock by:

•	each person we know to beneficially own more than five percent of our common stock, which is our only class of outstanding voting securities;

•	each of our directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

	Amount and		Percent of
	Nature of		Outstanding
	Beneficial		Common
Name	Ownership(1)		Stock(2)

Beneficial Owners of More Than Five Percent of our Common Stock:
Franklin Mutual Advisers, LLC	4,571,686	(3)	9.5%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Ramius, L.L.C.	3,549,068	(4)	7.4%
666 Third Avenue, 26th Floor
New York, NY 10017
Dimensional Fund Advisors, Inc.	3,128,223	(5)	6.5%
1299 Ocean Ave, 11th Floor
Santa Monica, CA 90401
Heartland Advisors, Inc.	2,716,368	(6)	5.7%
789 N. Water Street, Suite 500
Milwaukee, WI 53202
Keeley Asset Management Corp.	2,407,500	(7)	5.0%
401 S. LaSalle Street, Suite 1201
Chicago, IL 60605
Each Director, Director Nominee and Named Executive Officer and Directors and all Executive Officers as a Group: (8,9)
James C. Janning, Director	60,848		*
Charles R. Campbell, Director	67,887		*
Robert M. Gerrity, Director	28,334		*
Robert S. Hamada, Director	27,671		*
Paul W. Jones, Director	52,102		*
Dennis J. Martin, Director	0		*
John F. McCartney, Director	22,142		*
Brenda L. Reichelderfer, Director	7,690		*
James E. Goodwin — Director, Interim President and CEO	33,448		*
Stephanie K. Kushner — Senior Vice President and CFO	188,694		*
Peter R. Guile — President, E-One, Inc.	59,172		*
David R. McConnaughey — President, Safety and Security Systems Group	51,836		*
Mark D. Weber — President, Environmental Solutions Group	114,834		*
All Directors and Executive Officers as a Group (21 persons)	1,417,384		2.95%

(1)	Totals include shares subject to stock options exercisable within 60 days of February 26, 2008, as follows: Mr. Janning, 30,500; Mr. Campbell, 30,501; Mr. Gerrity, 16,001; Mr. Hamada, 16,001; Mr. Jones, 30,501; Mr. Martin, 0; Mr. McCartney, 4,296; Ms. Reichelderfer, 1,409; Mr. Goodwin; 3,701; Ms. Kushner, 133,323; Mr. Guile, 32,667; Mr. McConnaughey, 16,200; and Mr. Weber, 66,933; and all directors and executive officers as a group, 839,234. Totals also include shares of restricted stock awarded pursuant to our benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Janning, 4,024; Mr. Campbell, 2,339; Mr. Gerrity, 2,339; Mr. Hamada, 2,339; Mr. Jones, 2,339; Mr. Martin, 0; Mr. McCartney, 2,134;

Ms. Reichelderfer, 1,404; Mr. Goodwin, 22,031; Ms. Kushner, 29,900; Mr. Guile, 14,700; Mr. McConnaughey, 35,100; and Mr. Weber, 25,500. Totals also include shares held in our 401(k) Plan, as follows: Ms. Kushner, 1,314; Mr. Guile, 984; Mr. McConnaughey, 0; and Mr. Weber 6,341. Totals do not include shares held in our Savings Restoration Plan (formerly Rabbi Trust), as follows: Mr. Hamada 2,712; Ms. Kushner, 7,571; Mr. Guile, 52; Mr. Weber, 255; and all directors and executive officers as a group, 10,591.

(2)	Based upon 48,017,417 shares of common stock issued and outstanding as of February 26, 2008 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 26, 2008. The use of “*” denotes percentages of less than 1%.

(3)	Based solely on a Schedule 13G, Amendment No. 3, filed on January 30, 2008 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2007, it had sole voting and dispositive power over all these shares in its capacity as an investment adviser to investment companies registered under the Investment Company Act of 1940 and other managed accounts. Franklin Mutual Advisers, LLC disclaims beneficial ownership of these shares.

(4)	Based solely on a Schedule 13D filed on December 14, 2007 with the Securities and Exchange Commission in which the stockholder reported that as of December 4, 2007, Parche, LLC, a Delaware limited liability company, had sole voting and dispositive power with respect to 567,849 shares; Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company, had sole voting and dispositive power with respect to 2,981,219 shares. RCG Enterprise, Ltd, a Cayman Islands exempted company, as the sole non-managing member of Parche, LLC and owner of its economic interests, may be deemed to be the beneficial owner of the 567,849 shares owned by Parche, LLC. RCG Starboard Advisors, LLC, a Delaware limited liability company, as the managing manager of Parche, LLC and as the investment manager of Starboard Value and Opportunity Master Fund Ltd., may be deemed to be the beneficial owner of 3,549,068 shares inclusive of the shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. Ramius, L.L.C., a Delaware limited liability company, as the sole member of RCG Starboard Advisors, LLC and as the investment manager of RCG Enterprise, Ltd., may be deemed to be the beneficial owner of 3,549,068 shares inclusive of the shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. C4S & CO., LLC, a Delaware limited liability company and the managing member of Ramius, L.L.C., may be deemed to be the beneficial owner of 3,549,068 shares inclusive of the shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, and Jeffrey M. Solomon, as managing members of C4S & CO., LLC, may be deemed to be the beneficial owner of 3,549,068 shares inclusive of the shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. These reporting persons entered into a Joint Filing Agreement in which they agreed to the joint filing of the statement.

(5)	Based solely on a Schedule 13G filed on February 6, 2008 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2007, it had sole voting and dispositive power over all these shares in its capacity as an investment advisor registered under the Investment Company Act of 1940 to investment companies and as investment manager to certain other trusts and separate accounts. Dimensional Fund Advisors disclaims beneficial ownership of these shares.

(6)	Based solely on a Schedule 13G filed on February 8, 2008 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2007, Heartland Advisors, Inc. had shared voting and dispositive power over these shares as a registered investment advisor. These shares may be deemed beneficially owned by both Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares.

(7)	Based solely on a Schedule 13G filed on February 14, 2008 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2007, it had sole voting and dispositive power over these shares as an investment company registered under the Investment Company Act of 1940 and as an institutional investment manager. The filing was made on behalf of the stockholder and Keeley Small Cap Fund, a Series of Keeley Funds, Inc.

(8)	The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our own records. Except as set forth in the following footnotes, each director and officer claims sole voting and investment power with respect to the shares listed beside his or her name.

(9)	All of our directors and officers use our Company address which is 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Company’s Board of Directors consists of nine directors divided into three classes. However, pursuant to the terms of a settlement agreement (the “Settlement Agreement”) reached with Ramius, L.L.C. and certain individuals and entities affiliated with it (collectively, “Ramius Group”), effective as of the date of our Annual Meeting, the Board of Directors will be increased to ten directors (see page 7 of this proxy statement for a description of the Settlement Agreement) such that Class I will consist of 3 members, Class II will consist of 3 members and Class III will consist of 4 members. Each class is elected for a term of three years, and the classes together are staggered so that one class term expires each year.

Charles R. Campbell, Paul W. Jones, and Brenda L. Reichelderfer are each currently directors standing for re-election and nominated as a Class III director for election at this Annual Meeting for a term of three years to expire at the 2011 Annual Meeting or until his or her successor is elected and qualified. Dennis J. Martin, recommended to the Board of Directors by Ramius Group, was appointed to fill the Class I director vacancy on March 12, 2008. Mr. Martin has been nominated as a Class III director for election at this Annual Meeting, which Class III directorship resulted from the increase in the size of our Board from nine to ten members. As a Class III director, Mr. Martin would also serve for a term of three years to expire at the 2011 Annual Meeting or until his successor is elected and qualified. All of the nominees have been recommended for nomination by the Board of Directors acting on the recommendation of the Corporate Governance Committee of the Board of Directors, which consists solely of independent members of the Board of Directors.

If Mr. Martin is elected as a Class III director at the Annual Meeting, there will be one vacancy on the Board of Directors in Class I. Generally, existing directors are granted the power to fill a vacancy that occurs on the Board, and any director so elected is entitled to serve until the next regularly scheduled annual meeting of stockholders. Under the Settlement Agreement, Ramius Group has certain rights to recommend a qualified director to fill the Class I vacancy as further described below under “The Ramius Group Settlement Agreement.”

If on account of death or unforeseen contingencies a nominee is not available for election, the persons named in the proxy will vote the proxy for such other person(s) as the Corporate Governance Committee may nominate as directors so as to provide a full board. In the election of the directors, the nominees receiving the largest number of votes cast will be elected as directors up to the maximum number of directors to be chosen at the meeting.

The Board of Directors recommends a vote FOR the election of Ms. Reichelderfer and Messrs. Campbell, Jones and Martin as Class III directors.

Information regarding the nominees for election and the directors continuing in office is set forth below:

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Class III Nominees:
Charles R. Campbell(2)	68	1998	2008	Mr. Campbell is a retired consultant in The Everest Group, a management consulting firm. He was a partner in The Everest Group from 1997 to 2004.
Paul W. Jones(3)	59	1998	2008	Mr. Jones is Chairman, Chief Executive Officer and a director of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors that is traded on the New York Stock Exchange (NYSE:AOS). Mr. Jones was President and Chief Operating Officer of A.O. Smith Corporation from January 2004 until January 2006. Mr. Jones retired in November 2002 as Chairman, President and Chief Executive Officer of U.S. Can Corporation, a manufacturer of steel and plastic containers that is traded on the New York Stock Exchange (NYSE:BLL), positions he had held since April 1998. Mr. Jones is also a director of Bucyrus International, Inc., a manufacturer of mining and construction machinery that is traded on the NASDAQ (NASDAQ:BUCY).
Brenda L. Reichelderfer	49	2006	2008	Ms. Reichelderfer has served as a Senior Vice President (since 2001) and Chief Technology Officer (since 2005) of ITT Corporation, a global engineering and manufacturing company that is traded on the New York Stock Exchange (NYSE:ITT).

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Dennis J. Martin	57	2008	2009	Mr. Martin has been an independent business consultant since 2005. From 2001 to 2005, Mr. Martin was the Chairman, President and Chief Executive Officer of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment. Mr. Martin is a director of HNI Corporation, a provider of office furniture and hearths that is traded on the New York Stock Exchange (NYSE:HNI). Mr. Martin is also a director of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products that is traded on the NASDAQ (NASDAQ:CCIX).
Continuing Directors:
Class I Directors:
James E. Goodwin	63	2005	2009	Mr. Goodwin was appointed interim President and Chief Executive Officer of our Company in December 2007 and was elected to the Board of Directors in October 2005. He was an independent business consultant from October 2001 to December 2007. From July 1999 to October 2001, Mr. Goodwin served as Chairman and Chief Executive Officer of United Airlines, a worldwide airline operator, that is traded on the NASDAQ (NASDAQ:UAUA). Mr. Goodwin is also a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry that is traded on the New York Stock Exchange (NYSE:AIR); and First Chicago Bank & Trust.
James C. Janning	60	1999	2009	Mr. Janning is Group President of Harbour Group, a diversified holding company, and has held various executive positions at Harbour Group since 1987. Mr. Janning is also a director of Menasha Corporation, a manufacturer of returnable cartons, packaging, and promotional materials.
Class II Directors
John F. McCartney	55	2005	2010	Mr. McCartney is currently Chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment. Mr. McCartney is also Chairman of A.M. Castle & Co., a specialty steel products distributor that is traded on the New York Stock Exchange (NYSE:CAS). Mr. McCartney was the Vice-Chairman of Datatec Limited, a technology holding company, from 1998 to 2004. Mr. McCartney also serves on the Board of Directors of Huron Consulting Group Inc., a financial consulting company that is traded on the NASDAQ (NASDAQ:HURN) and Datatec Ltd., an international technology holding company, whose shares are listed in Johannesburg and London (JSE:DTC).
Robert M. Gerrity	70	2003	2010	Mr. Gerrity is a director and a principal in Gerrity Partners, a consulting business. He is also Chairman of the Industrial Products Group of Glencoe Capital, a private equity firm. He is a director of Standard Motor Products, Inc., an auto parts company that is traded on the New York Stock Exchange (NYSE:SMP); Rimrock Corporation, a supplier of automation products and integration services; and Polyair Inter Pack Inc., a manufacturer and distributor of protective packaging products that is traded on the Toronto Stock Exchange (PPK:TO).

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Robert S. Hamada	70	2003	2010	Mr. Hamada is the Edward Eagle Brown Distinguished Service Professor of Finance Emeritus and Dean Emeritus, University of Chicago Graduate School of Business, following his retirement in 2003. Mr. Hamada is also a consultant for Hamada Management Consulting. He is currently a director of A.M. Castle & Co., a specialty steel products distributor that is traded on the New York Stock Exchange (NYSE:CAS), and Flying Food Group, a provider of in-flight catering services.

(1)	The data contained in this table is based upon information furnished to our Company by the individuals named above.

(2)	Under our Corporate Governance Guidelines, no person is eligible to stand for election after attaining age 68 without a waiver from the Board of Directors. The Board of Directors has waived this limitation with respect to Mr. Campbell due to Mr. Campbell’s specialized skill sets and history with the Company, and the Board’s desire for continuity.

(3)	It is the general policy of the Board that directors shall serve for a maximum of twelve (12) consecutive years. The Board granted an exception to this policy with respect to Mr. Jones due to his specialized skill sets, including two chairman and executive positions with different manufacturing companies and the Board’s desire for continuity.

The Ramius Group Settlement Agreement

In December 2007, Ramius Group filed a Schedule 13D reporting a 7.4% ownership interest in our common stock. Thereafter, Ramius Group advised us that it may nominate a slate of nominees for election to our Board of Directors at our 2008 Annual Meeting and solicit proxies for the election of its slate of nominees at such meeting. On March 12, 2008, the Company and Ramius Group entered into a Settlement Agreement settling the potential election contest.

Pursuant to the terms of the Settlement Agreement, Mr. Martin was appointed to fill the Class I vacancy on our Board of Directors upon a determination that Mr. Martin was qualified to serve as a member of the Board and that he was “independent” as defined by the applicable New York Stock Exchange listing rules. Further, effective as of the date of our Annual Meeting, the Board of Directors will be increased from nine directors to ten directors with the new directorship being a Class III position. The Company agreed to nominate Mr. Martin for election as a Class III director to fill the new position resulting from the increase in the size of the Board. Following our Annual Meeting, Ramius Group has the right to recommend to the Board of Directors a person who meets the qualifications of an independent director to fill the Class I vacancy on the Board resulting from the increase in the size of the Board, and nomination of Mr. Martin to serve as a Class III director. Until the Class I vacancy is filled, Ramius Group has the right to appoint an observer to our Board of Directors. The Settlement Agreement requires Ramius Group to vote its holdings in favor of the election to the Board of the nominees contained in this proxy statement and in favor of ratification of the appointment of the Company’s independent registered public accounting firm. Ramius Group further agreed that it will not bring any other business before our 2008 Annual Meeting.

The Company has also agreed to appoint Mr. Martin to any special committees that may be established during his term as a director on the Board, provided that Mr. Martin meets applicable qualification requirements for service on such committee. In addition, the Board has agreed that, once appointed to the Board, the Ramius Group nominee for the Class I directorship will be appointed to serve on the Board’s Chief Executive Officer Search Committee.

We filed a complete copy of the Settlement Agreement as Exhibit 10 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2008.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Independence of Members of the Board of Directors

The Board of Directors has determined that all of our directors, except James E. Goodwin while serving as an interim officer of our Company, qualify as independent directors. In making this determination, the Board of Directors considered the rules of the New York Stock Exchange and the Securities and Exchange Commission, and reviewed information provided by the directors in questionnaires and other certifications concerning the relationships that we may have with each director (including each director’s immediate family members and other associates), including any charitable contributions that we may have made in the past and/or continue to make to organizations with which such director is affiliated.

Meetings of the Board of Directors and Committees

During 2007, our Board of Directors held a total of seventeen meetings. The Compensation and Benefits Committee held seven meetings; the Corporate Governance Committee held five meetings; the Audit Committee held five meetings; and the Executive Committee held one meeting. Our By-Laws require each director to regularly attend meetings of the Board of Directors and of all Board Committees upon which the director serves. Each director attended at least 75% of the meetings of the Board and of each Committee of which he or she was a member. In addition, all of our directors attended our 2007 Annual Meeting of Stockholders.

Committees of the Board of Directors

Pursuant to our By-Laws, we have established standing Audit, Corporate Governance, Compensation and Benefits, and Executive Committees. The Board has also established a Chief Executive Officer Search Committee to conduct and oversee the search for our new Chief Executive Officer. The members of this Committee are Messrs. Goodwin, Campbell, Janning and McCartney. The Committee members will be paid a $5,000 retainer for their services. A description of our standing committees follow.

Audit Committee   The Audit Committee of the Board of Directors is responsible for monitoring:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements, including our Code of Business Conduct for all employees and Code of Ethics for the Chief Executive Officer and senior financial officers.

In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including the internal auditor, the Chief Financial Officer, and the independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm, and is directly responsible for overseeing the work of and determining the appropriate compensation for our independent registered public accounting firm. In addition, the Audit Committee considers and approves the performance of non-audit services by our independent registered public accounting firm, taking into consideration the effect that the performance of these services may have upon the independence of the independent registered public accounting firm.

Our By-Laws prohibit a director who is also an employee of our Company from serving on the Audit Committee. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the applicable New York Stock Exchange and Securities and Exchange Commission rules. The members of the Audit Committee are Charles R. Campbell (Chairman), Robert M. Gerrity, Robert S. Hamada and James C. Janning. James E. Goodwin was a member of the Audit Committee until December 11, 2007, when he was appointed the interim President and Chief Executive Officer of our Company. The Board of Directors has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. None of the Audit Committee members serves on more than three public companies’ audit committees (including our Company).

The Board of Directors has adopted a revised Charter for the Audit Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Corporate Governance Committee  The Corporate Governance Committee is responsible for recommending guidelines to the Board of Directors for corporate governance, including the structure and function of our Board of Directors, its Committees and the management of our Company, as well as identification and recommendation to the Board of Directors of candidates to be elected as directors. The Committee also determines the appropriate compensation for serving as a member of our Board of Directors.

Stockholders may recommend individuals to the Corporate Governance Committee for consideration as potential directors by giving written notice to our Corporate Secretary at least 30 days prior to the stockholders’ meeting along with the following information with respect to the nominee: name, age, business and residence addresses, principal occupation or employment; the number of shares of our common stock beneficially owned by the stockholder(s) nominating such nominee; and a consent by the nominee to serve as a director if elected that would be required for a nominee under the Securities and Exchange Commission rules. The Committee has not adopted any specific procedures for considering the recommendation of director nominees by stockholders, but will consider stockholder nominees for new directorship on the same basis as other nominees.

The Committee has set no specific minimum qualification for a nominee to the Board of Directors although under our Corporate Governance Guidelines, no person may stand for election as a director after attaining age 68 without a waiver from the Board. Generally, in evaluating a director candidate, the Committee considers the current make-up of the Board of Directors, the skills and business experience of the particular nominee, and the potential value the nominee would add to the Board of Directors. The Board of Directors has determined that all of the members of our Corporate Governance Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Corporate Governance Committee are Robert S. Hamada (Chairman), James C. Janning, Robert M. Gerrity, and Brenda L. Reichelderfer.

The Board of Directors has adopted a Charter for the Corporate Governance Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Compensation and Benefits Committee  The Compensation and Benefits Committee is responsible for the establishment and oversight of our Company’s compensation and benefits philosophy. With respect to our executive officers, the Committee has the authority to establish the objectives of compensation, to determine the components of compensation, and to establish and evaluate performance goals. The functions of the Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis” beginning at page 13. The Board of Directors has determined that all of the members of our Compensation and Benefits Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Compensation and Benefits Committee are John F. McCartney (Chairman), Charles R. Campbell, Paul W. Jones and Brenda L. Reichelderfer.

The Board of Directors has adopted a Charter for the Compensation and Benefits Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Executive Committee  The Executive Committee generally exercises the power and authority of the Board in the intervals between full Board meetings. The members of the Executive Committee are James E. Goodwin (Chairman), Robert S. Hamada, John F. McCartney, Charles R. Campbell and James C. Janning. Mr. Goodwin joined the Executive Committee on December 11, 2007.

Director Compensation in the Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2007. Mr. Welding, our former President and Chief Executive Officer, served as a director of our Company until December 11, 2007 and retired from our employment on January 1, 2008. His 2007 compensation is disclosed in the Summary Compensation Table for executive officers because he was a named executive officer for purposes of this proxy statement until his resignation and did not receive additional compensation for his service as a director. Mr. Goodwin served as a director through 2007 and his 2007 director compensation is set forth in the table below. On December 11, 2007, Mr. Goodwin was appointed the interim President and Chief Executive Officer of our Company, at which time he stopped receiving compensation as an independent director. His compensation as an executive officer for 2007 is disclosed in the Summary Compensation Table for executive officers.

Non-Employee Director Compensation in Fiscal Year 2007

	Fees Earned
	or Paid		Option Awards ($)
Name	in Cash ($)(1)	Stock Awards ($)(2)	(3)	Total ($)
James C. Janning(4)	$112,991	$54,530	$21,085	$188,606
Charles R. Campbell	$77,565	$28,630	$17,364	$123,559
Robert M. Gerrity	$71,773	$28,630	$17,364	$117,767
James E. Goodwin	$63,085	$24,757	$18,769	$106,611
Robert S. Hamada	$77,557	$28,630	$17,364	$123,551
Paul W. Jones	$61,781	$28,630	$17,364	$107,775
John F. McCartney	$68,050	$26,418	$20,292	$114,760
Brenda L. Reichelderfer	$62,783	$20,129	$11,377	$94,289

(1)	Includes the following share amounts which were awarded in lieu of fees: Mr. Gerrity, 2,577 shares received in lieu of $35,883 in cash fees; Mr. Goodwin, 2,239 shares received in lieu of $31,548 in cash fees; Mr. Hamada, 2,781 shares received in lieu of $38,778 in cash fees; Mr. McCartney, 4,896 shares received in lieu of the entire amount of his cash fees of $68,050; and Ms. Reichelderfer, 3,129 shares received in lieu of $41,143 in cash fees.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R). The following awards were granted to the directors on April 24, 2007 at a closing share price of $16.27: 1,537 restricted stock award shares to Mr. Janning; 1,229 restricted stock award shares to each of Mr. Campbell, Mr. Gerrity, Mr. Goodwin, Mr. Hamada, Mr. Jones, Mr. McCartney, and Ms. Reichelderfer. The following additional stock awards were granted to the directors on July 31, 2007 at a closing share price of $13.45: 1,561 stock award shares to Mr. Janning; 1,240 stock award shares to each of Mr. Campbell, Mr. Gerrity, Mr. Goodwin, Mr. Hamada, Mr. Jones, Mr. McCartney, and Ms. Reichelderfer. As of December 31, 2007 each director had the following aggregate number of unvested restricted shares: Mr. Janning, 4,024 shares; Mr. Campbell, 2,339 shares; Mr. Gerrity, 2,339 shares; Mr. Goodwin, 22,031 shares; Mr. Hamada, 2,339 shares; Mr. Jones, 2,339 shares; Mr. McCartney, 2,134 shares; and Ms. Reichelderfer, 1,404 shares. As of December 31, 2007 each director held the following aggregate number of shares (excluding unvested restricted stock): Mr. Janning, 26,324 shares; Mr. Campbell, 35,047 shares; Mr. Gerrity, 9,994 shares; Mr. Goodwin, 7,716 shares; Mr. Hamada, 9,331 shares; Mr. Jones, 19,262 shares; Mr. McCartney, 15,712 shares; and Ms. Reichelderfer, 4,877 shares.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R). The following options were granted to the directors on April 24, 2007 at an exercise price of $16.27: 4,146 stock option award shares to Mr. Janning; 3,317 stock option award shares to each of Mr. Campbell, Mr. Gerrity, Mr. Goodwin, Mr. Hamada, Mr. Jones, Mr. McCartney, and Ms. Reichelderfer. As of December 31, 2007 each director had the following number of options outstanding: Mr. Janning, 36,323, Mr. Campbell, 35,159; Mr. Gerrity, 20,659; Mr. Goodwin, 62,210; Mr. Hamada, 20,659; Mr. Jones, 35,159; Mr. McCartney, 13,102; and Ms. Reichelderfer, 9,226.

(4)	Includes annual cash retainer of $77,491, Committee membership fees of $8,000, $20,000 in meeting fees, and total per diem fees of $7,500.

Additional Information About Director Compensation

The Corporate Governance Committee of our Board of Directors establishes the annual compensation packages for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Corporate Governance Committee may consult third party advisors, generally available source material, proxy statements and data from peer companies.

Our non-employee directors receive both cash and equity compensation as detailed below. In July 2007, the Corporate Governance Committee, based upon research provided by Hewitt Associates, an outside global human resources consulting firm, revised certain elements of the cash and equity compensation components for our non-employee directors to increase the competitiveness of the program. Our Chairman, based on his key role, receives additional compensation in cash and equity, based in part on time spent on Board matters.

Pursuant to our director stock ownership program, each non-employee director who does not own shares of our common stock equal in value to at least three times the annual retainer paid to non-employee directors is required to receive at least 50% of annual fees earned in any given year in stock.

Cash Compensation

Cash Compensation of Our Non-Employee Directors(1)

	January 1, 2007 - July 30, 2007			July 31, 2007 - December 31, 2007
		Board			Board
		Meeting	Board Meeting		Meeting	Board Meeting
	Annual	Attended	Attended by	Annual	Attended	Attended by
	Retainer	in Person	Telephone	Retainer	in Person	Telephone
Chairman of the Board(2)	$70,000	$2,000	$500	$87,500	$3,000	$500

Non-employee director (excluding the Chairman)	$40,000	$1,000	$500	$50,000	$1,500	$500

Committees

Audit

Chair	$12,000			$15,000

Member	$9,000			$9,000

Compensation and Benefits

Chair	$9,000			$10,000

Member	$6,000			$6,000

Corporate Governance

Chair	$9,000			$10,000

Member	$6,000			$6,000

Executive	$2,000			$2,000

(1)	Table sets forth our Company’s general policy with respect to cash compensation payable to our directors. Directors are also reimbursed for their out-of-pocket expenses relating to attendance at meetings.

(2)	The Chairman of the Board also receives a per diem fee for other time spent on Company business of $2,500 (up to a maximum of $150,000 per year).

Equity Compensation

Upon election, each non-employee director receives an initial stock option grant to purchase 5,000 shares of our common stock, subject to a three year pro-rata vesting schedule. Additionally, each non-employee director receives an annual equity award. Initially in 2007, the total equity compensation provided to each non-employee director, including our Chairman, was comprised of equity awards equivalent to approximately $40,000, which amount was split equally between restricted stock awards and stock options. The restricted stock awards and stock options have a three year pro-rata vesting schedule. The restricted stock award portion of the equity award was awarded on the date of our 2007 Annual Meeting of Stockholders, April 24, 2007, and the award value of $16.27 per share was determined based on the closing price of our common stock on such date. Accordingly, for 2007, the restricted stock award portion of the equity award to each non-employee director was 1,229 shares of common stock. The stock option portion of the equity award was comprised of a stock option grant of 3,337 shares of common stock having a value of approximately $20,000 based on a Black-Scholes calculated value, in accordance with the requirements of SFAS 123(R).

The Chairman also received an additional $10,000 of equity compensation, which amount was split equally between stock awards and stock options, also subject to a three year pro-rata vesting schedule. This equity award was also made on April 24, 2007 and was comprised of a stock option grant for the number of shares of common stock having a value of approximately $5,000, based on a Black-Scholes calculated value, with an exercise price equal to the closing market price of the common stock on April 24, 2007 and a restricted stock grant having an award value of $5,000 based on the closing stock price of our common stock on that date (i.e., $16.27). This amounted to a stock award of 308 shares of common stock, and a stock option grant of 809 shares of common stock with an exercise price of $16.27 per share.

On July 31, 2007, the equity compensation payable to each non-employee director (other than the Chairman of the Board) was revised to also include an annual grant of our common stock on the date of each annual stockholders’ meeting. The number of shares of the annual award is determined by dividing $60,000 by the closing market price of our common stock on the date of grant. Similarly, the equity compensation payable to the Chairman of the Board was revised to also provide for an annual grant of our common stock on the date of each annual stockholders’ meeting. The number of shares of this award is obtained by dividing $75,000 by the closing market price of our common stock on the date of grant.

As the July 31, 2007 increase in equity compensation was effective immediately, the non-employee directors received a pro-rata distribution of the newly approved annual grant as compensation for director services for the remainder of 2007. The grant occurred on July 31, 2007 and resulted in a stock award to each non-employee director (other than the Chairman of the Board) of 1,240 shares of common stock and a stock award of 1,561 shares to the Chairman of the Board. The closing share price of our common stock on the date of grant was $13.45.

CORPORATE GOVERNANCE, BUSINESS CONDUCT, AND CODE OF ETHICS

We are committed to good corporate governance. We believe that the foundation of our corporate governance is the independence of our directors, responsible corporate citizenship, and a commitment to the interests of our stockholders. In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, our Board of Directors has adopted Corporate Governance Guidelines as well as charters for the Corporate Governance Committee, the Compensation and Benefits Committee and the Audit Committee. These guidelines and charters, as well as our Business Conduct Policies and a Code of Ethics applicable to our Chief Executive Officer and our senior financial officers, are available for review on our website at http://www.federalsignal.com. In addition, these guidelines, charters and polices (including the Code of Ethics) are available in print to any stockholder who requests them in writing from our Corporate Secretary at the address provided below. We timely submitted our annual certification by the Chief Executive Officer to the New York Stock Exchange within 30 days of our Annual Meeting of Stockholders in 2007. The certification stated our compliance with the New York Stock Exchange’s corporate governance listing standards without qualification.

The non-employee directors of the Board meet regularly in executive session without management. The Chairman of the Board of Directors presides over executive sessions. Directors may be contacted as a group, by Committee or individually, and the presiding director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. All such letters will be forwarded to the directors. We encourage our directors to attend the 2008 Annual Meeting of Stockholders. All of our directors attended the 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no compensation committee interlocks or insider participation on the part of the members of our Compensation and Benefits Committee. The members and functions of our Compensation and Benefits Committee are set forth above under “Committees of the Board of Directors.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007, it was determined that none of our directors, nominees for director, or executive officers engaged in a transaction with us in which such director, nominee for director or executive officer had a direct or indirect material interest which required disclosure under applicable Securities and Exchange Commission rules.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors, executive officers, 10% stockholders (if any) or their family members have a direct or indirect material interest. Our Company Policies for Business Conduct, which are available on our website at http://www.federalsignal.com, prohibit our directors and employees, including our executive officers, and in some cases, their family members, from engaging in specified activities without prior written consent. These activities typically relate to situations where a director, executive officer or employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity.

Pursuant to our Company Policy for Business Conduct and the Audit Committee Charter, the Chairman, Chief Financial Officer and General Counsel implement the Company Policy for Business Conduct and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board of Directors regarding related person transactions.

Additionally, each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with our Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable Securities and Exchange Commission rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation and benefits programs are designed to drive and reinforce our business goals and strategies for success in the marketplace and to enable growth. As a key component of our executive compensation system, we have adopted a value-based management philosophy designed to develop a culture that emphasizes entrepreneurship, innovation and creativity, and rewards managers and employees who think and act like owners. This program also encourages collaboration and the maximization of long-term shareholder value, which in turn supports the attraction, motivation, and retention of the best global talent. Our executive compensation philosophy can be summarized as follows:

•	To attract, motivate, and retain highly experienced executives who are vital to our short and long-term success, profitability and growth;

•	To create alignment between compensation and business performance by rewarding executives for the achievement of strategic and tactical goals that successfully drive growth in shareholder value for our Company;

•	To differentiate executive rewards based on actual performance; and

•	To provide targeted overall compensation levels that are comparative to competitive market practice.

Role of our Compensation and Benefits Committee

Our Compensation and Benefits Committee establishes and oversees our general compensation and benefits program, and approves compensation and benefits for our executive officers. Specifically, our Compensation and Benefits Committee is charged in its charter with the authority and responsibility to:

•	Establish the philosophy and set the broad objectives of our executive compensation program to ensure that the compensation program complies with and promotes our goals and objectives;

•	Determine the various elements of the executive compensation program, including base salary, annual incentive awards, long-term incentive compensation, benefits and perquisites;

•	Establish performance goals for the Chief Executive Officer and oversee the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluate annually each executive officer’s performance in light of the goals established with respect to the officer for the most recently completed year; and

•	Establish each executive officer’s annual compensation level, based upon the executive officer’s performance, our financial results and relative shareholder return, the value of compensation paid to a comparable executive officer at comparable companies, the awards given to the executive officer in past years and our capacity to fund the compensation.

The Chief Executive Officer annually reviews the performance of each executive officer. Recommendations based on these reviews, including those with respect to base salary adjustments, annual incentives and long-term incentives, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to these executive officers. The compensation of the Chief Executive Officer is determined by the Committee, meeting in executive session without the Chief Executive Officer present.

Benchmarks for Executive Compensation

Compensation levels for our executives are compared to the compensation paid to executives at the peer companies specified below. The market for experienced talent is highly competitive. We aim to attract and retain the most highly qualified executives to manage our business functions. In doing so, we draw upon a pool of talent that is highly sought after by large and established companies. We draw upon a market that is global in scope. We recognize that we must satisfy the financial requirements of our candidates through competitive compensation practices. We also compete for talent on the basis of our vision of future growth and success, our culture and our Company values. In order to succeed in attracting the best global talent, the Committee has engaged Hewitt Associates, an outside global human resources consulting firm, to conduct regular reviews of our total compensation programs for our Chief Executive Officer and other key executives. Hewitt Associates provides the Committee with relevant market data and alternatives to consider when making compensation decisions for our Chief Executive Officer as well as other executive officers. In making compensation decisions, the Committee compares each element of compensation against a peer group of publicly traded and privately held manufacturing companies. The comparator group, which is periodically updated by the Committee, consists of companies against which we believe we compete for talent. The companies currently comprising the comparator group are:

• Armor Holdings	• L-3 Communications Corporation
• A.O. Smith Corporation	• Metaldyne Corporation
• Ametek, Inc.	• Motorola Inc.
• Borg Warner Inc.	• Oshkosh Truck Company
• Briggs & Stratton Corporation	• PACCAR Inc.
• Caterpillar Inc.	• Parker Hannifin Corporation
• Cooper Industries, Inc.	• Raytheon Company
• Cummins, Inc.	• Robert Bosch Corporation
• Deere & Company	• Sauer-Danfoss Inc.
• Dover Corporation	• Spartan Motors, Inc.
• Eaton Corporation	• SPS Technologies, Inc.
• Emerson Electric Company	• Teleflex Incorporated
• Gates Corporation	• Tennant Company
• Honeywell International	• Thomas & Betts Corporation
• Hubbell Inc.	• Thyssen Krupp Budd Company
• Illinois Tool Works, Inc.	• The Timken Company
• Ingersoll-Rand Company	• Valmont Industries, Inc.
• International Truck and Engine	• Woodward Industries, Inc.
• Johnson Controls, Inc.	• Worthington Industries, Inc.

Because of the large variance in size among the companies comprising the comparator group, regression analysis is used to adjust the compensation data for differences in revenues. This adjusted data is used as the basis of comparison between our Company and the companies in the comparator group.

We may also use published survey data to supplement the determination of competitive levels of compensation in the marketplace.

Elements of Executive Compensation

Our compensation program consists of five components: base salary, annual cash incentives, long-term equity incentives, retirement and health and welfare benefits, and perquisites. Our programs balance individual, business unit and Company-wide goals and achievements.

Base Salaries

Base salary levels for our executive officers, including our Chief Executive Officer, are based primarily on external market data and on the individual performance of each executive officer during the previous year. Base salaries are targeted to be at the 50th percentile of competitive market data. Effective April 2008, actual base salaries for named executive officers range from 96% to 111% of individual targets. In addition to the executive’s individual performance, the Committee also considers the following factors in setting base salaries and in recommending annual base salary adjustments: the executive’s current base salary relative to the targeted level, the executive’s level of responsibility, the executive’s prior experience and the executive’s breadth of knowledge.

Annual Cash Incentives

Since the beginning of 2005, annual cash incentive payments have been based exclusively on objective measures of financial performance that relate to the year-over-year increase in Economic Value. Annual cash bonuses to the named executive officers are paid under our management incentive plan. The threshold, target and maximum levels of bonus payable are determined based on the Economic Value of our Company. We believe that Economic Value is the best single financial measure that is directly tied to the creation of shareholder value because it encompasses both earnings growth and efficient use of capital. Economic Value is the net amount of value earned or lost on an investment after deducting the cost of holding that investment. The underlying rationale for adopting an Economic Value system for annual cash incentive compensation is to align management and employee interests with the interests of our stockholders. Annual cash incentive payments are typically approved in February of each year following the fiscal year of performance and paid in a lump sum in March.

Economic Value is calculated by using three key inputs:

•	Cost of Capital, which is the return required to appropriately compensate investors for investing in our Company. We use a single Cost of Capital for all operating units and for the consolidated Company, which is based on a weighted average of the after-tax cost of our debt and our stockholders’ expected return on equity. When the Economic Value incentive plan was adopted at the beginning of 2005, we determined that our Cost of Capital was 9%. In 2007, we recalculated the Cost of Capital and set it at 10% for the 2008 fiscal year.

•	Average Capital Employed, which is the investment made by stockholders and debt holders of our Company in the operations of the business. For our Company and its operating units, the capital that is included in the calculation of Average Capital Employed includes the aggregate value of certain assets (principally accounts receivable, inventories, fixed assets, goodwill and other intangibles, and assets held for sale) less the sum of certain non-interest bearing liabilities (principally accounts payable, customer deposits and other non-interest bearing liabilities). Average Capital Employed is calculated as a simple average of the capital employed at each month end in a year.

•	Net Operating Profit after Tax, which is the after-tax operating profit of our Company or a particular operating unit. It is calculated by adding operating income and non-operating income and subtracting from this sum non-operating expense and income tax.

Economic Value is calculated by subtracting a Capital Charge from Net Operating Profit after Tax. The Capital Charge is derived by multiplying the Cost of Capital by the Average Capital Employed.

Our annual incentive program focuses our executives on maximizing long-term shareholder value and encourages decision making that supports year-over-year growth in the Economic Value of the particular unit in which an executive works and the Company as a whole. The Company retained Shareholder Value Advisors, a financial and compensation consulting firm, to assist in developing Economic Value improvement goals for the Company and for each of the key operating units of the Company.

The targeted Economic Value improvement goals were established based on the estimated improvement needed to give investors a cost of capital return on the market value of the Company or business unit. The Economic Value improvement “value multiples” (the estimated investor wealth gains per $1 of Economic Value improvement) used in deriving the improvement goals were based on statistical models of peer company data. For 2007, the target incentive compensation awards for all executive officers were set at 100% of the Economic Value improvement goal for the business unit or the Company, with threshold set at 50% of the target goals and maximum set at 200% of the target goals.

The incentive compensation for our Chief Executive Officer and Chief Financial Officer is based on the achievement of Economic Value goals which have been set for our Company as a whole. The incentive compensation for our business group presidents have threshold, target and maximum Economic Value goals for their respective business groups and for our Company as a whole, with their aggregate annual incentive award weighted at 80% for achievement of their individual business group goals and 20% for our Company goals. This weighting encourages executives to collaborate across business groups and functions in order to achieve business objectives at the enterprise level as well as in their own business group.

The achievement of the threshold, target and maximum Economic Value goals result in a cash incentive award equal to a pre-set percentage of the executive’s base salary or the salary mid-point (50th percentile of market) of similar positions at our comparator group companies. The target percentages of base salary or salary mid-point to be paid out upon the achievement of various levels of Economic Value are determined based on competitive market data for each executive position. Economic Value results that fall in between the threshold, target and maximum goals are extrapolated from those points to determine the actual cash incentive award for the executive. In 2006, the target annual cash incentive percentage for the Chief Executive Officer was 75%, and the target annual cash incentive for all other named officers was 50%. In 2007, based on market data collected from our comparator group, the Chief Executive Officer’s target annual cash incentive percentage was increased to 85% and for all other named officers the target annual cash incentive percentage was increased to 55%. In 2008, the target annual cash incentive percentage for the interim Chief Executive Officer was set at 95%. The target annual cash incentive for other executive officers ranges from 35% to 60%.

In order to support the achievement of long-term goals, executives are given the opportunity to carry forward the unmet portion of their maximum annual incentive opportunity. One-half of the difference between the maximum opportunity and the actual incentive earned for a particular year can be re-earned over each of the next two years if the related operating unit achieves an Economic Value amount for the subsequent year that is at or above target for that year and the result is above the relative level of Economic Value attained by the operating unit during the initial year. Any carry forward opportunity that is not earned in either of the two immediately subsequent years is forfeited by the executive officer.

Long-Term Equity Incentives

Equity ownership plays a key role in aligning the interests of executives with our stockholders. A further purpose of our long-term incentive plan is to provide a means through which our Company may attract the best talent to become our employees, to encourage our employees to engage in the business strategy and success of our Company, and to provide a retention tool through vesting obligations for executives. In accordance with our continuing commitment to meet these objectives, the Compensation and Benefits Committee has granted equity awards to our executives on an annual basis under our long-term incentive plans. Equity grants are also periodically made to new employees and to existing employees in connection with promotions. In order to ensure continued ownership of the equity granted under the long-term incentive grants, we have instituted stock ownership guidelines for our executive officers as discussed below under the caption “Stock Ownership Guidelines for Executive Officers.”

In 2007, the grant date value of the equity awards (based upon Black-Scholes or other widely accepted valuation models) under the long-term equity incentive program was targeted at the 50th percentile of the intrinsic value of long-term incentives paid to comparable executives at companies in the comparator group. In addition to competitive market practices, we considered the executive’s level of responsibility, prior experience, historical award data and individual performance. As with the other components of compensation paid by us, these actual values of long-term incentives may be more or less than the targeted levels for a particular executive in a particular year.

Equity grants made in 2007 to executive officers were granted so that 50% of the grant date value of the long-term incentive award was in the form of stock options to motivate long-term decision making and to reward future business performance, and 50% of the grant date value was in the form of restricted stock shares to facilitate the desired levels of stock ownership and to promote executive retention.

Prior to 2007, the exercise price for each option grant was the lowest sale price of our common stock on the date of grant. We changed our methodology for determining the exercise price for stock options during 2006, and now set the exercise price of the option at the closing price for our common stock, as reported by the New York Stock Exchange, on the date of the grant of the option. The options granted to executive officers in 2006 and 2007 were granted under our long-term incentive plans, and vest in three equal annual installments on the first three anniversaries of the date of the grant. Restricted shares were also granted under our long-term incentive plans, and vest fully on the third anniversary of the date of the grant. These awards are subject to forfeiture and cancellation if the named executive officer terminates his or her employment with our Company and its subsidiaries prior to that time.

Based upon market research provided by Hewitt Associates, the Compensation and Benefits Committee revised the structure of the long-term equity incentive program beginning with the 2008 annual awards. The long-term equity incentive award consists of three components in 2008: an option to purchase shares of our common stock; a restricted stock award; and a performance-based restricted stock award. The overall value of the long-term incentive award has been allocated one-third to each of the three components. The Committee believes that this mix of equity awards will further align each executive’s goals with the intermediate and long-term goals of our stockholders. The award provides an incentive to the executive to drive long-term performance over the vesting and payment periods embedded in the award.

Additionally, on a case-by-case basis, the Committee may grant other equity incentives as deemed appropriate. For example, the Committee may award restricted stock units to our employees, international executives in particular, in substitution for one or more components of the standard grant described above to promote long-term performance and employee retention. Award value and type of grant will take into account applicable law, administrative issues and competitive market data for the specific country at issue.

For 2008, the overall value of the 2008 equity incentive awards was targeted at the 35th percentile of the intrinsic value of long-term incentives paid to comparable executives at companies in the comparator group. The decision to lower the target to the 35th percentile versus the 50th percentile prior policy was made in view of the relatively weak financial performance of the Company during the prior year. The 2008 equity incentive awards were granted under a long-term incentive plan which was approved by our stockholders in 2005. For this grant, options vest over a three-year period using an exercise price for each option equal to the closing price of our common stock on the date of grant. Restricted stock awards and restricted stock units vest in full on the third anniversary of the date of grant and are valued using the closing price of our common stock on the date of grant.

The performance-based restricted stock award is tied to the achievement of a pre-determined three year relative performance metric approved by the Committee based upon relative Total Shareholder Return, TSR. The formula to determine TSR is set forth below.

     Change in Stock Price plus dividends paid over the performance period

                     Beginning Stock Price

“Change in Stock Price” is the difference between the Ending Stock Price and the Beginning Stock Price.
“Beginning Stock Price” is the closing stock price on the trading day before the first day of the performance period.
“Ending Stock Price” is the closing stock price on the last trading day of the performance period.

At the conclusion of the performance period, the Company’s TSR is calculated for that period and compared to the TSR achieved by the publicly-traded companies included in our comparator group. The Company’s percentile rank is then assigned based on its relative TSR achievement. At the end of the three year performance period, each executive officer will be awarded shares, if any, as a percentage of the pre-determined target shares for that executive ranging from 0% to 200% determined by our percentile rank.

Unvested options, restricted stock and restricted stock unit awards are subject to forfeiture and cancellation if the executive officer terminates his or her employment with our Company and its subsidiaries prior to vesting other than by reason of death, disability or change in control. Upon a change in control, unvested options, shares of restricted stock and restricted stock units fully vest. Any unearned shares subject to performance — based restricted stock awards shall be forfeited by the executive officer upon termination of employment prior to the completion of the performance period other than by death, disability, or retirement. Upon a change in control, unearned shares are paid out on a pro rata basis at the target level.

Retirement and Health and Welfare Benefits

We recognize that our employees are the driving force behind the profitable growth of our Company and that our ability to sustain our success is dependent on each individual’s well being. To that end we offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees including our executive officers.

•	Retirement Plans: In January 2007, we introduced two new plans, the Federal Signal Corporation Retirement Savings Plan and the Savings Restoration Plan. The Retirement Savings Plan is a defined contribution plan that combines a 401(k) plan with a points-weighted Company contribution. Under this plan, executives receive a Company-paid retirement contribution based on their years of service, age and employee status paid as a percentage between 1% and 4% of their eligible compensation. Executives are also eligible to receive a Company matching contribution of up to 50% of the first 6% of the participant’s compensation that the participant voluntarily determines to contribute to the plan.

For 2007 through 2009, executives who participated in our Federal Signal Corporation 401(k) Retirement Plan — Elgin Sweeper Company or in our now frozen defined benefit plan are eligible to receive a supplemental transitional contribution to our new Retirement Savings Plan and Savings Restoration Plan equal to 1% to 2% of their salary.

Upon a voluntary employee deferral, the non-qualified Savings Restoration Plan restores Company contributions limited under the Internal Revenue Code through a notional Company contribution and notional earnings from investments. Certain executives also continue to participate in defined benefit plans that have been frozen for age and service effective December 31, 2006, and will be frozen for wage increases effective December 31, 2016. Effective December 31, 2006, the profit sharing component of the Federal Signal Corporation 401(k) Retirement Plan — Elgin Sweeper Company was terminated. Under both the Savings Restoration Plan and the Retirement Savings Plan, based upon their age and years of service as of December 31, 2006, each of Mr. Welding, Ms. Kushner, Mr. Guile and Mr. Weber received a supplemental transitional contribution equal to 2% of their salary in 2007. Ms. Kushner, Mr. Guile and Mr. Weber are also entitled to receive a supplemental transitional contribution equal to 2% of their salary in 2008 and 2009.

•	Health and Welfare Plans: Executives participate in the same broad-based, market competitive health and welfare plans (medical, prescription, dental, vision, life and disability insurance) that are available to all eligible employees.

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee feels are reasonable and consistent with its overall compensation program to better enable us to attract and retain the best talent for key executive positions. The Committee periodically reviews the levels of perquisites provided. Perquisites provided may include:

•	Vehicle Allowances: Executives receive a monthly vehicle allowance benefit in an amount that is consistent with the executive’s position and level in the organization and prevailing market practices.

•	Health Medical Exam Reimbursement: Executives are eligible to participate in an annual Executive Health Exam as a means to promote wellness in our key executives.

•	Relocation Assistance: The Committee has authorized reimbursement of relocation expenses pursuant to our Executive Relocation Reimbursement Program on a case by case basis.

•	Supplemental Savings and Investment Plan: In years prior to 2005, executives were eligible to participate in the Supplemental Savings and Investment Plan, a non-qualified deferred compensation benefit that supplemented our defined benefit plans. During 2007, balances remaining in this plan were transferred into the Savings Restoration Plan created in 2007. In March of 2007, Ms. Kushner’s notional account in the Savings Restoration Plan was credited with additional amounts discussed below to satisfy certain prior commitments that we made to Ms. Kushner with respect to supplemental defined benefits or retirement benefits.

Setting Actual Compensation for the Named Executive Officers

The specific compensation decisions made for each of the named executives for 2007 and year-to-date in 2008 reflect our management’s and our Committee’s assessments of performance relative to Company and business group financial and operational measurements and individual performance objectives and comparisons against market benchmarks. Our compensation actions for our former Chief Executive Officer, interim Chief Executive Officer and other named executive officers are summarized below.

Base Salary

In January 2007, the Committee set the base salary of our former President and Chief Executive Officer, Mr. Robert D. Welding, at $686,700. This base salary represents no increase from the prior year’s salary which the Committee believed to be appropriate based on the Company’s performance and current market data. Mr. Welding resigned from his positions with our Company on December 11, 2007 and retired from Company employment on January 1, 2008.

On December 11, 2007, our Board of Directors appointed Mr. James E. Goodwin, a Company director since 2005, as interim President and Chief Executive Officer of our Company effective immediately. Mr. Goodwin will also continue to serve as a director of our Company. Mr. Goodwin will be paid an annual base salary of $700,000 for services in 2007 and 2008. This amount was determined appropriate by the Board considering the Board’s expectations with regard to his duties during the interim period and current market compensation data.

In January 2007, the Committee set the base salary of our Chief Financial Officer, Ms. Stephanie K. Kushner, at $330,460, which represents a 4% increase from her prior year’s base salary of $317,750, and our Environmental Solutions Group President, Mr. Mark D. Weber, at $288,475, a 10% increase from his prior year’s base salary of $262,260. These increases were awarded to recognize these executives’ accomplishments in 2006 and the low relative position of their individual 2006 base salaries versus competitive market benchmarks. Mr. Marc F. Gustafson, our former Fire Rescue Group President, received a 2007 base salary of $321,360, a 3% increase from the prior year’s base salary of $312,000. The base salary of Mr. David R. McConnaughey, our Safety and Securities Systems Group President, was set at $320,000 for 2007 service. As Mr. McConnaughey was hired in 2006, the Committee believed that his base salary amount was appropriate for 2007 service. Mr. Peter R. Guile, formerly a division president of the industrial systems business within the Safety and Security Systems Group, was promoted to President of the Company’s subsidiary, E-One, Inc., in July 2007. Pursuant to Mr. Guile’s employment offer letter, his annual base salary was set at $240,000.

In February 2008, the Committee approved base salary increases for our named executive officers with a delayed effective date in April, as opposed to a January effective date. The Committee increased Ms. Kushner’s base salary by 2.5% to $338,700. Mr. McConnaughey’s base salary was also increased 2.5% to $328,000. Mr. Guile received a 3% increase in base salary to $247,200. Mr. Weber’s base salary was set at $305,784, a 6% increase from his 2007 base salary. Salary changes were reflective of market competition, individual accomplishment and overall Company performance. Mr. Welding retired in January 2008 and Mr. Gustafson resigned from his position in July 2007.

Annual Cash Incentive Payments

For 2006 and 2007, 100% of the target bonuses for Mr. Welding and Ms. Kushner were based on the performance of our Company as a whole. For each of Messrs. McConnaughey, Gustafson and Weber, 20% of the target bonus was based on the performance of our Company as a whole, and the remaining 80% was based on the performance of the group under their direct supervision.

In February 2007, based on the improvement of Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. Welding an incentive cash payment of $611,291 for 2006. This award represented 89.0% of Mr. Welding’s annual base salary for 2006, representing an above target achievement of Economic Value for our Company for 2006. Likewise, the Committee awarded Ms. Kushner an incentive cash payment of $188,996 for 2006 based upon the Economic Value of our Company, which represents an above target payout equal to 59.5% of her annual base salary for the prior year.

Based on the improvement of the Economic Value of the Safety and Security Systems Group of $3 million in 2006, and the improvement of Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. McConnaughey an incentive cash payment of $242,301 in February 2007. This cash incentive award was equal to 75.7% of Mr. McConnaughey’s base salary for 2006 and was prorated for the period from his employment with our Company on March 6, 2006 through the end of the year. Mr. McConnaughey’s threshold annual incentive award as a percentage of his annual base salary was 25%, his target incentive award was 50% of his annual base salary and his maximum incentive award was 100% of his annual base salary. Mr. McConnaughey’s annual incentive award for 2006 represents achievement above maximum Economic Value for the Safety and Security Systems Group and above target Economic Value of our Company as a whole.

Based on the improvement of Economic Value of the Fire Rescue Group of $3 million in 2006, and the improvement in Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. Gustafson an incentive cash payment of $141,771 for 2006. This represented 45.4% of Mr. Gustafson’s annual base salary for 2006, which means that the Fire Rescue Group achieved between threshold and target Economic Value for 2006 while our Company as a whole achieved Economic Value that was above target.

Based on the growth of Economic Value of the Environmental Solutions Group of $10 million in 2006, and the growth in Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. Weber an incentive cash payment of $291,170 for 2006. This represented 111.0% of Mr. Weber’s annual base salary for 2006, representing an above target achievement of Economic Value for the Environmental Solutions Group and our Company as a whole. Mr. Weber was the only one of the named executive officers who also earned a 2005 carry forward amount for performance of his business group during 2006.

In connection with Mr. Welding’s resignation and retirement, his final compensation for services is described on page 26 of this proxy statement in the section titled “Additional Information About the Compensation Paid to Named Executive Officers.”

Pursuant to the employment arrangement between Mr. Goodwin and the Company, Mr. Goodwin was not eligible for an annual incentive bonus related to 2007 performance. However, Mr. Goodwin will be eligible for an incentive bonus in relation to 2008 performance and will not be required to be employed during the entire 2008 calendar year in order to be eligible for payment of this bonus. Mr. Goodwin’s 2008 target annual incentive bonus is $665,000, or 95% of his annual base salary. If Mr. Goodwin’s employment with the Company is less than the full 2008 calendar year, Mr. Goodwin’s bonus, as approved, will be prorated based upon the number of days that Mr. Goodwin served as interim President and Chief Executive Officer of our Company during 2008.

In 2007, consolidated Economic Value of the Company was $9 million below the targeted performance level due primarily to the weak financial performance of E-One, Inc., which was only partially offset by year-over-year improvements for certain other business units. Consequently, the portion of incentive bonuses linked to the total Company performance was below target and reduced from the prior year. Accordingly, for Ms. Kushner, whose incentive bonus is based solely on the Company’s consolidated performance, the Committee awarded an incentive cash payment of $146,159 for 2007, which represents a below target payout equal to 44% of her annual base salary for last year (target was 55% of annual base salary).

The Economic Value of the Safety and Security Systems Group was unchanged from the prior year as the beneficial impact of higher operating earnings was offset by the impact of higher capital employed. However, the level of Economic Value achieved by this business unit remained above the targeted level set by the Committee. In February 2008, the Committee awarded Mr. McConnaughey an incentive cash payment of $247,889. This cash incentive award was equal to 77% of Mr. McConnaughey’s base salary for 2007, and reflects an above target payout for the results of this business, and a below target payout for the consolidated results of our Company. Mr. McConnaughey’s target incentive award was 55% of his annual base salary.

Economic Value of the Environmental Solutions Group exceeded target by $6 million in 2007 and increased from the prior year. The Committee awarded Mr. Weber an incentive cash payment of $337,358 for 2007, which was based 80% on the results for the Environmental Solutions Group and 20% on the consolidated results for the Company. This represented 117% of Mr. Weber’s annual base salary for 2007, and included amounts carried forward from 2005 and 2006 totaling $77,394.

Mr. Guile was promoted from division president of the industrial systems business within the Company’s Safety and Security Systems Group to President of E-One, Inc., a Company subsidiary, in July 2007. In connection with his promotion, the Company paid Mr. Guile a one-time cash promotional payment of $133,335 and agreed that his cash incentive bonus for services following his promotion would be paid based upon the better of the financial performance of his former division and E-One, Inc. Because of the weak operating performance of E-One, Inc., Mr. Guile’s 2007 incentive payment was earned in total based upon his performance as division president which resulted in a total incentive payment of $135,651. Due to his promotion, Mr. Guile’s target incentive award was increased from 35% to 55% of his annual base.

Mr. Gustafson resigned from our Company in July 2007 and his final compensation for services rendered in 2007 is described on page 26 of this proxy statement in the section titled “Additional Information About the Compensation Paid to Named Executive Officers.”

Long-Term Equity Incentives

In connection with his appointment as interim President and Chief Executive Officer, Mr. Goodwin received an option to purchase 50,000 shares of our common stock at an exercise price of $11.84 per share, the closing price of our common stock on December 11, 2007, the date of grant. Mr. Goodwin also received an award of 20,000 shares of restricted stock of the Company. These options and restricted shares will become fully vested and exercisable on Mr. Goodwin’s last day as our interim President and Chief Executive Officer.

In February 2007, the Committee granted Mr. Welding, Ms. Kushner, Mr. McConnaughey, Mr. Gustafson and Mr. Weber stock options to purchase 79,900, 21,600, 18,600, 20,700 and 18,600 shares of our common stock, respectively. Each of these options has an exercise price of $16.10, the closing share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant. At the same meeting, the Committee granted Mr. Welding, Ms. Kushner, Mr. McConnaughey, Mr. Gustafson and Mr. Weber 38,000, 10,200, 8,200, 9,800 and 8,800 shares of restricted stock, respectively. The restricted shares vest fully on the third anniversary of the date of the grant and are subject to forfeiture and cancellation if the executive officer terminates his or her employment with our Company and its subsidiaries prior to that time.

As division president of the industrial systems business within our Company’s Safety and Security Systems Group, in February, 2007, Mr. Guile received an option to purchase 6,100 shares of our common stock at an exercise price of $16.10, the closing share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant. Additionally, Mr. Guile also received 3,000 shares of restricted stock. The restricted shares vest fully on the third anniversary of the date of the grant and are subject to forfeiture and cancellation if Mr. Guile terminates his employment with our Company and its subsidiaries prior to that time. In connection with Mr. Guile’s promotion, the Committee granted him a one-time option to purchase 5,000 shares of our common stock at an exercise price of $16.09 per share, the closing price on the date of grant. These options vest in three equal annual installments on the first three anniversaries of the date of the grant. Mr. Guile also received an award of 2,400 shares of restricted stock of the Company which vest fully on the third anniversary of the date of the grant and are subject to forfeiture and cancellation if Mr. Guile terminates his employment with our Company and its subsidiaries prior to that time.

In February 2008, the Committee granted equity incentive awards consistent with its recently adopted incentive program such that:

•	Ms. Kushner, Mr. McConnaughey, Mr. Guile and Mr. Weber received options to purchase 29,600, 25,400, 19,200, and 27,500 shares of our common stock, respectively, at an exercise price of $10.59, the closing share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant.

•	Ms. Kushner, Mr. McConnaughey, Mr. Guile and Mr. Weber received restricted stock awards of 9,300, 8,000, 6,100, and 8,600, respectively. The restricted shares vest fully on the third anniversary of the date of the grant.

•	Ms. Kushner, Mr. McConnaughey, Mr. Guile and Mr. Weber received performance awards of 8,900, 7,600, 5,800 and 8,200, respectively. Each performance share award represents a right to receive up to two shares of our common stock based upon achieving a three year performance metric. Performance-based restricted stock award targets were determined for the performance period 2008-2010 based upon an overall award value targeted at the 50th percentile of the intrinsic value of long-term incentives paid to comparable executives at approximately 30 peer companies.

As Mr. Goodwin recently received equity grants in December 2007 in connection with his appointment as interim President and Chief Executive Officer, he did not receive any additional equity awards in February 2008.

Perquisites and Other Benefits

Vehicle Allowances:  In 2007, Mr. Welding received a vehicle allowance in the aggregate amount of $13,800. Ms. Kushner, Mr. McConnaughey and Mr. Weber each received a vehicle allowance totaling $11,400. Mr. Gustafson received a vehicle allowance totaling $6,175 and Mr. Guile received a vehicle allowance totaling $10,100.

Health Medical Exam Reimbursement:  In 2007, we paid for executive health exams for each of the following named executive officers as indicated: Ms. Kushner — $2,500, Mr. McConnaughey — $2,500 and Mr. Weber — $2,075. The other named executives, while eligible, did not take advantage of the program.

Relocation Assistance:  In connection with Mr. Guile’s promotion, Mr. Guile received $214,703 in relocation assistance under the Executive Relocation Reimbursement Program. Similarly, Mr. Gustafson received relocation assistance in 2007 in the amount of $131,650 related to a final sale of his home in connection with his 2005 relocation.

Additional Survivor Benefit:  In connection with Mr. Welding’s retirement from the Company, the additional survivor benefit provided to him in connection with his hiring in the amount of one times annual base salary at death was terminated. None of the other executive officers are provided an additional survivor benefit.

Country Club Initiation and Membership Fees Reimbursement:  During 2007, Mr. Welding continued his 2006 membership to a country club and received reimbursement in the aggregate amount of $6,812 for certain country club fees and dues.

Supplemental Savings and Investment Plan:  In years prior to 2005, executives were eligible to participate in the Supplemental Savings and Investment Plan, a non-qualified deferred compensation benefit that supplemented our defined benefit plans. During 2007, balances remaining in this plan were transferred into the new Savings Restoration Plan.

Stock Ownership Guidelines for Executive Officers

Our executive officers are required to acquire substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary and executives generally have between three and five years from the date they become subject to the stock ownership guidelines to comply with the guidelines. We recognize both direct and indirect forms of ownership in achieving the requirements. As an interim officer, Mr. Goodwin is exempt from this policy although he remains subject to the director stock ownership program described on page 10 of this proxy statement. Mr. Guile has not met his requirement for stock ownership and has three years to comply. Mr. McConnaughey has not met his requirements for stock ownership and has two years to comply. Ms. Kushner and Mr. Weber have also not met their requirements for stock ownership and have one year to comply.

Impact of Accounting and Tax Treatment on Forms of Compensation Paid

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be nondeductible for federal income tax purposes, subject to certain exceptions. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee’s view, such arrangements are in the best interests of our Company and our shareholders.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The responsibilities of the Compensation and Benefits Committee are provided in its Charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this Report, the Compensation and Benefits Committee, among other things, has:

•	reviewed and discussed the Compensation Disclosure and Analysis with management; and

•	following such review, the Compensation and Benefits Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Disclosure and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION AND BENEFITS COMMITTEE

JOHN F. MCCARTNEY, CHAIRMAN

CHARLES R. CAMPBELL      PAUL W. JONES      BRENDA L. REICHELDERFER

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned during the fiscal years ended December 31, 2006 and December 31, 2007 for our interim Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers of our Company. Additionally, the table also sets forth compensation information for the stated periods for Mr. Welding (former President and Chief Executive Officer) and Mr. Gustafson (who would have been among the highly compensated executive officers in 2007 had he continued to serve as President of the Fire Rescue Group through year end) who were no longer serving as executives of our Company at December 31, 2007. For compensation provided to Mr. Goodwin for service as a director of our Company, please see the section titled “Director Compensation in the Last Fiscal Year” beginning on page 9 of this proxy statement.

Summary Compensation Table for Fiscal Years 2006 and 2007

							Change in
							Pension Value
							and
						Non-Equity	Non-qualified	All
				Stock	Option	Incentive Plan	Deferred	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Earnings($)(5)	($)(6)	Total ($)
James E. Goodwin Interim President and Chief	2007	$29,167	—	$10,450	$9,542	—	—	$64	$49,223
Executive Officer	2006	—	—	—	—	—	—	—	—

Robert D. Welding Former President and Chief	2007	$686,700	—	$721,074	$469,764	$466,957	$801	$1,377,524	$3,722,820
Executive Officer	2006	$686,700	—	$743,459	$620,391	$611,291	$23,018	$74,827	$2,759,686

Stephanie K. Kushner Senior Vice President and	2007	$330,460	—	$148,015	$115,345	$146,159	$0	$212,227	$952,206
Chief Financial Officer	2006	$317,750	—	$173,987	$150,088	$188,996	$133,618	$25,257	$989,696

David R. McConnaughey President, Safety and	2007	$320,000	—	$86,272	$46,955	$247,889	—	$19,481	$720,597
Securities Systems Group	2006	$263,183	$300,000	$91,997	$26,711	$242,301	—	$301,540	$1,225,732

Peter R. Guile(7) President, E-One, Inc.	2007	$219,742	$133,335	$51,295	$35,538	$135,651	$0	$274,281	$849,842

Marc F. Gustafson Former President,	2007	$200,026	—	—	—	—	—	$735,675	$935,701
Fire Rescue Group	2006	$312,000	—	$164,281	$113,417	$141,771	—	$53,597	$785,066

Mark D. Weber President, Environmental	2007	$288,475	—	$125,465	$92,170	$337,358	$0	$56,146	$899,615
Solutions Group	2006	$262,260	—	$140,856	$97,371	$291,170	—	$13,647	$805,304

(1)	Represents a signing bonus that Mr. Guile received upon his promotion to President of E-One, Inc. on July 17, 2007 and a signing bonus paid to Mr. McConnaughey upon commencement of employment in March 2006.

(2)	The stock award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R). These figures include amounts related to unvested restricted stock awards granted under our long-term incentive plan, discussed in further detail on page 20 under the heading “Long-Term Equity Incentives.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2005, 2006 and 2007 are included in Note 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2007, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008. Assumptions used in the calculation of this amount for fiscal year ended December 31, 2004 are included in Note 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2006, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2003 are included under the heading “Stock-based compensation plans” in Note A — Significant Accounting Policies included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 16, 2005.

(3)	The option award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R). These amounts include amounts related to unvested stock option grants awarded under our long-term incentive plan, discussed in further detail on page 20 under the heading “Long- Term Equity Incentives.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2005, 2006 and 2007 are included in Note 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2007, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008. Assumptions used in the calculation of this amount for fiscal year ended December 31, 2004 are included in Note 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2006, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.

(4)	Reflects the cash awards to the named individuals under our management incentive plan that is discussed in further detail beginning on page 19 under the heading “Annual Cash Incentive Payments.”

(5)	Reflects the actuarial increase in the present value of the named executive officers’ benefits under all pension plans, including supplemental pension plans, established by our Company determined using interest rate and mortality rate assumptions consistent with those used in our Company’s financial statements, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. For Ms. Kushner and Mr. Guile, the amounts represent a $985 and $1,964 decrease, respectively, in benefits under our defined benefit pension plan, now frozen. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on Company stock are paid at the same rate as dividends paid to stockholders.

(6)	All Other Compensation includes the following aggregate perquisites and other items that equaled or exceeded $10,000:

					Savings
					Restoration
					Plan
				Contribution to	Contributions
				Retirement Savings	including	Other
		Auto	Relocation	Plans including	Match	Perquisites
Name	Severance ($)	Allowance ($)	($)(v)	401(k) Match ($)	(w)	($)
James E. Goodwin(x)	—	—	—	—	—	—
Robert D. Welding	$1,271,994	$13,800	—	$18,961	$51,503	$20,112 (y)
Stephanie K. Kushner	—	$11,400	—	$20,250	$172,521	(z)
David R. McConnaughey	—	$11,400	—	$6,483	$0	(z)
Peter R. Guile	—	$10,100	$214,703	$20,146	$23,854	(z)
Marc F. Gustafson	$593,988	$6,175	$131,650	$3,321	$0	(z)
Mark D. Weber	—	$11,400	—	$20,250	$21,636	(z)

(v)	Mr. Guile received $214,703 in relocation assistance under the Executive Relocation Reimbursement Program. Similarly, Mr. Gustafson received relocation assistance in 2007 in the amount of $131,650 related to a final sale of his home in connection with his 2005 relocation.

(w)	In 2007, Messrs. Welding, Guile and Weber and Ms. Kushner began participation in our Company’s new Savings Restoration Plan. Ms. Kushner was previously eligible to receive a supplemental payment upon retirement at or after age 57 under our pension plan. She was entitled to a $25,000 annual supplemental payment after five years of employment with us, increasing by $5,000 for each year she worked after five years of employment, up to a maximum of $50,000 per year. In March of 2007, Ms. Kushner entered into a Satisfaction and Release Agreement with our Company regarding her supplemental pension agreement in exchange for the receipt of six discretionary, supplemental and additional contributions to the new Federal Signal Savings Restoration Plan (SRP) as follows: March 1, 2007 — $308,472, March 1, 2008 — $30,322, March 1, 2009 — $11,233, March 1, 2010 — $11,658, March 1, 2011 — $11,902, and March 1, 2012 - $12,365. The contribution on March 1, 2007 of $308,472, included the transfer of the present value of the accumulated supplemental pension benefit at December 31, 2006 of $176,533, as previously reported and included under her Supplemental Pension Agreement. Additionally, on March 19, 2007, we agreed to make a discretionary, supplemental and additional contribution to her SRP notional account in the amount of $15,798 in recognition of her lost opportunity to restore Company matching contributions to her 401(k) plan in the years 2005 and 2006.

(x)	Mr. Goodwin was appointed interim President and Chief Executive Officer on December 11, 2007 and did not receive any perquisites or other such items during 2007.

(y)	Mr. Welding received $6,812 for country club membership monthly fees and dues, $300 for United Airlines Red Carpet Membership, and a $13,000 Company match of his charitable contribution to the United Way.

(z)	Does not include any perquisites because the aggregate was less than $10,000.

(7)	Mr. Guile was promoted to an executive officer of our Company in 2007. Accordingly, his 2006 compensation data is not included.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2007 for the named executive officers except with respect to Mr. Gustafson who resigned from our Company effective July 17, 2007, and had no awards outstanding at fiscal year end.

Grants of Plan-Based Awards in 2007

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise	Grant Date
			Estimated Future Payouts Under			Number	Number of	or Base	Fair Value
			Non-Equity Incentive Plan Awards			of Shares	Securities	Price of	of Stock
		Board	(1)(2)			of Stock	Underlying	Option	and Option
	Grant	Approval				or Units	Options	Awards	Awards
Name	Date	Date	Threshold ($)	Target ($)	Maximum ($)	(#)	(#)	($/Sh)	($/Sh)(3)
James E. Goodwin(4)	12/11/07	—	—	—	—	20,000	—	—	$236,800

	12/11/07	—	—	—	—	—	50,000	$11.84	$169,500

Robert D. Welding			$291,848	$583,695	$1,524,723	—	—	—	—

	2/26/07	—	—	—	—	38,000	—	—	$611,800

	2/26/07	—	—	—	—	—	79,900	$16.10	$473,807

Stephanie K. Kushner			$93,414	$186,829	$484,136	—	—	—	—

	2/26/07	—	—	—	—	10,200	—	—	$164,220

	2/26/07	—	—	—	—	—	21,600	$16.10	$128,088

David R. McConnaughey			$88,000	$176,000	$362,795	—	—	—	—

	2/26/07	—	—	—	—	8,200	—	—	$132,020

	2/26/07	—	—	—	—	—	18,600	$16.10	$110,298

Peter R. Guile(5)			$49,514	$99,028	$198,056	—	—	—	—

	2/26/07	—	—	—	—	3,000	—	—	$48,300

	2/26/07	—	—	—	—		6,100	$16.10	$36,173

	7/17/07	7/9/07	—	—	—	2,400	—	—	$38,616

	7/17/07	7/9/07	—	—	—	—	5,000	$16.09	$29,600

Marc F. Gustafson(6)			$88,374	$206,787	$527,448	—	—	—	—

	2/26/07	—	—	—	—	9,800	—	—	$157,780

	2/26/07	—	—	—	—	—	20,700	$16.10	$122,751

Mark D. Weber			$79,534	$185,206	$431,286	—	—	—	—

	2/26/07	—	—	—	—	8,800	—	—	$141,680

	2/26/07	—	—	—	—	—	18,600	$16.10	$110,298

(1)	Annual incentive plan award payout is determined based exclusively on objective measures of financial performance. For each of Ms. Kushner, Mr. McConnaughey, Mr. Guile, Mr. Gustafson and Mr. Weber, the target was 55% of base salary. Mr. Welding was targeted at 85% of his base salary. The threshold payout amount is 50% of the target amount, if all incentive plan metrics are achieved at the threshold performance level. If performance against the incentive plan metrics is below the threshold, the payout is 0%. The maximum payment is two times the target amount.

(2)	These payouts include potential carry forward amounts, if any earned.

(3)	The grant date fair values are calculated based upon the provision of SFAS 123(R). Shares in the form of restricted stock are valued at the closing prices of our Company’s common stock on the date of the grant. The

Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $5.93 for options granted on February 26, 2007, $5.92 for options granted on July 17, 2007, and $3.39 for options granted on December 11, 2007.

(4)	In connection with Mr. Goodwin’s appointment as interim President and Chief Executive Officer in December 2007, he received the equity grant listed. Please see page 9 for equity awards granted to Mr. Goodwin in connection with his service in 2007 as a director of our Company.

(5)	Mr. Guile was promoted in July 2007. His employment offer letter provides that his bonus for 2007 following his promotion will be based on the better of the financial results of his former division and E-One, Inc. The estimated future payment referenced is based on one-half of his incentive payment being paid as division president and one-half as President of E-One, Inc.

(6)	As a result of Mr. Gustafson’s departure in July 2007, he had no awards outstanding at year-end.

Additional Information About the Compensation Paid to the Named Executive Officers

On December 11, 2007, our Chief Executive Officer and President, Mr. Robert D. Welding, resigned from all of his officer, director and other positions (except as an employee). On January 1, 2008, Mr. Welding retired from employment with our Company. Pursuant to an agreement entered into on January 21, 2008 with our Company, Mr. Welding will receive $1,271,994, which approximated the sum of his annual salary for 2008 (i.e., $686,700), his target annual bonus for 2008 (i.e., 85% of his base salary, or $583,695) and $1,599 representing a portion of his 2008 targeted annual bonus based on his January 1, 2008 retirement date. This amount will be paid in an initial one-time payment of $636,000 on July 2, 2008 and six monthly payments of approximately $106,000 commencing in July 2008. Mr. Welding was also provided subsidized COBRA coverage until the earlier of July 1, 2009, the date he becomes eligible to receive other insurance coverage, or the date on which he becomes eligible to receive Medicare benefits. Pursuant to the terms of the 2005 Executive Incentive Compensation Plan Non-qualified Stock Option Award Agreement, Mr. Welding will have a period of three years from his date of retirement, January 1, 2008, to exercise previously vested stock options. Unvested stock options totaling 203,500 and stock awards totaling 147,700 were forfeited. In connection with Mr. Welding’s departure, his employment agreement with the Company was terminated without further liability to the Company. With the termination of Mr. Welding’s employment agreement, we have no formal written employment agreements with any named executive officers.

On December 11, 2007, our Board of Directors appointed Mr. James E. Goodwin, a current Company director since 2005, as interim Chief Executive Officer and President of our Company effective immediately. Mr. Goodwin will also continue to serve as a director of our Company. Mr. Goodwin will be paid an annual base salary of $700,000 for 2007 and 2008. Pursuant to the employment arrangement between Mr. Goodwin and the Company, Mr. Goodwin will not be eligible for an annual incentive bonus in 2007. However, Mr. Goodwin will be eligible for an incentive bonus in 2008 and is not required to be employed during the entire 2008 calendar year in order to be eligible for payment of this bonus. Mr. Goodwin’s 2008 target annual incentive bonus is $665,000, or 95% of his annual base salary. If Mr. Goodwin’s employment with our Company is less than the full 2008 calendar year, Mr. Goodwin’s bonus, as approved, will be prorated based upon the number of days that Mr. Goodwin serves as interim President and Chief Executive Officer of our Company during 2008. In connection with his appointment, Mr. Goodwin received an option to purchase 50,000 shares of our common stock at an exercise price of $11.84 per share, the closing price of our stock on December 11, 2007, the date of grant. Mr. Goodwin also received an award of 20,000 shares of restricted stock of the Company. These options and restricted shares will become fully vested and exercisable on Mr. Goodwin’s last day as our interim President and Chief Executive Officer.

Mr. Marc F. Gustafson resigned from our Company, effective July 17, 2007. Pursuant to an agreement entered into with our Company, Mr. Gustafson was entitled to receive a severance of $593,988 which approximated the sum of his annual base salary ($321,360) and annual target bonus ($176,748) and a portion of his targeted annual bonus based on the number of days worked in 2007 prior to his termination in the amount of $95,880. This amount is being paid in twelve equal monthly amounts. Mr. Gustafson was also provided subsidized COBRA coverage until the earlier of a) January 17, 2009 or b) the date he becomes eligible to receive other insurance coverage. Beginning July 17, 2007, the Company and Mr. Gustafson also agreed, based on his expertise, that he shall provide legal and business consulting services to the Company for a period of one year. In exchange for his services, the Company has agreed to pay Mr. Gustafson an initial retainer of $10,000 and a fee of $200 per hour for his services with a guaranteed payment of at least $20,000 during the term of the agreement.

Information as to Stock Options

Outstanding Equity Awards at Fiscal Year-End  The following table sets forth information concerning outstanding equity awards, as of the completed 2007 fiscal year, held by the named executive officers:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive				Market	Number of	Value of
			Number of	Plan Awards:				Value of	Unearned	Unearned
		Number of	Securities	Number of			Number of	Shares or	Shares,	Shares,
		Securities	Underlying	Securities			Shares or	Units of	Units, or	Units, or
		Underlying	Unexercised	Underlying			Units of	Stock that	Other	Other
		Unexercised	Options (#)	Unexercised	Option	Option	Stock that	Have Not	Rights that	Rights that
		Options (#)	Unexercisable	Unearned	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Grant Date	Exercisable	(1)	Options(#)	Price($)	Date	Vested (#)(2)	($)(3)	Vested ($)	Vested ($)
James E. Goodwin	10/25/2005	638	5,318	—	$16.31	10/25/2015	102	$1,144	—	—

	4/25/2006	979	1,958	—	$19.05	4/25/2016	700	$7,854	—	—

	4/24/2007	—	3,317	—	$16.27	4/24/2017	1,229	$13,789	—	—

	12/11/2007	—	50,000	—	$11.84	12/11/2017	20,000	$224,400	—	—

Robert D. Welding(4)	11/28/2003	100,000	—	—	$15.10	11/28/2013	—	—	—	—

	2/12/2004	50,000	—	—	$18.89	2/12/2014	12,500	$140,250	—	—

	2/10/2005	34,266	17,134	—	$16.01	2/10/2015	48,600	$545,292	—	—

	4/27/2005	56,533	28,266	—	$16.01	4/27/2015	—	—	—	—

	2/8/2006	39,100	78,200	—	$16.94	2/8/2016	48,600	$545,292	—	—

	2/26/2007	—	79,900	—	$16.10	2/26/2017	38,000	$426,360	—	—

Stephanie K. Kushner	3/1/2002	25,000	—	—	$25.67	3/1/2012	—	—	—	—

	2/6/2003	20,000	—	—	$15.65	2/6/2013	—	—	—	—

	10/30/2003	25,000	—	—	$14.48	10/30/2013	—	—	—	—

	2/12/2004	10,000	—	—	$18.89	2/12/2014	1,875	$21,038	—	—

	2/10/2005	19,533	9,766	—	$16.01	2/10/2015	10,400	$116,688	—	—

	2/8/2006	8,412	16,823	—	$16.94	2/8/2016	10,400	$116,688	—	—

	2/26/2007	—	21,600	—	$16.10	2/26/2017	10,200	$114,444	—	—

David R. McConnaughey	3/6/2006	5,000	10,000	—	$17.55	3/6/2016	18,900	$212,058	—	—

	2/26/2007	—	18,600	—	$16.10	2/26/2017	8,200	$92,004

Peter R. Guile	12/10/1998	1,000	—	—	$23.75	12/10/2008	—	—	—	—

	7/8/1999	1,000	—	—	$21.25	7/8/2009	—	—	—	—

	12/9/1999	1,000	—	—	$16.06	12/9/2009	—	—	—	—

	2/1/2001	10,000	—	—	$21.95	2/1//2011	—	—	—	—

	2/6/2002	1,250	—	—	$23.21	2/6/2012	—	—	—	—

	4/17/2003	1,250	—	—	$16.02	4/17/2013	—	—	—	—

	2/12/2004	2,250	—	—	$18.89	2/12/2014	—	—	—	—

	4/30/2004	—	—	—	—	4/30/2014	500	$5,610	—	—

	2/10/2005	4,934	2,466	—	$16.01	2/10/2015	2,600	$29,172	—	—

	2/8/2006	2,617	5,233	—	$16.94	2/8/2016	3,200	$35,904	—	—

	2/26/2007	—	6,100	—	$16.10	2/26/2017	3,000	$33,660	—	—

	7/17/2007	—	5,000	—	$16.09	7/17/2017	2,400	$26,928	—	—

Marc F. Gustafson(5)	—	—	—	—	—	—	—	—	—	—

Mark D. Weber	7/8/1999	2,000	—	—	$21.25	7/8/2009	—	—	—	—

	12/9/1999	1,000	—	—	$16.06	12/9/2009	—	—	—	—

	2/1/2001	1,000	—	—	$21.95	2/1/2011	—	—	—	—

	2/6/2002	1,000	—	—	$23.21	2/6/2012	—	—	—	—

	4/17/2003	10,000	—	—	$16.02	4/17/2013	—	—	—	—

	2/12/2004	10,000	—	—	$18.89	2/12/2014	1,875	$21,038	—	—

	2/10/2005	15,134	7,566	—	$16.01	2/10/2015	8,100	$90,882	—	—

	2/8/2006	6,517	13,033	—	$16.94	2/8/2016	8,100	$90,882	—	—

	2/26/2007	—	18,600	—	$16.10	2/26/2017	8,800	$98,736	—	—

(1)	Stock options granted from 2005 to 2007 are subject to graded vesting over a three-year period from the date of grant except that the equity awards granted to Mr. Goodwin upon his appointment as an interim executive officer will become fully vested and exercisable on Mr. Goodwin’s last day as our interim President and Chief Executive Officer.

(2)	Restricted stock awards granted in 2004 vest ratably at 25% over a four-year period. Stock awards granted in 2005, 2006 and 2007 vest on the third anniversary of the grant date.

(3)	Based on the closing price of $11.22 per share of our common stock on December 31, 2007.

(4)	Pursuant to the terms of the 2005 Executive Incentive Compensation Plan Non-qualified Stock Option Award Agreement, Mr. Welding will have a period of three years from his date of retirement, January 1, 2008, to exercise previously vested stock options. Unvested stock options totaling 203,500 and stock awards totaling 147,700 have been forfeited.

(5)	Mr. Gustafson resigned from our Company effective July 17, 2007, and had no awards outstanding at fiscal year-end.

Option Exercises and Stock Vested  The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers. None of the named executive officers exercised any stock options during the year ended December 31, 2007.

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
James E. Goodwin(2)	—	—	1,693	$23,767

Robert D. Welding	—	—	12,500	$205,875

Stephanie K. Kushner	—	—	3,125	$51,469

David R. McConnaughey	—	—	—	—

Peter R. Guile	—	—	875	$14,441

Marc F. Gustafson(3)	—	—	—	—

Mark D. Weber	—	—	3,125	$51,469

(1)	Reflects the lapse of time-based restrictions pursuant to the terms of grant under our long-term incentive plan for the 2003 - 2004 grant cycles. No amounts were deferred by any of the named executive officers.

(2)	The stock awards reflected were granted as a result of Mr. Goodwin’s service as a director of our company and not in connection with his service as an interim executive officer.

(3)	Mr. Gustafson resigned from our Company effective July 17, 2007, and had no awards outstanding at fiscal year-end.

Post Retirement Benefits

Pension Benefits Table   The following table sets forth information concerning the present value of accumulated pension benefits accrued by and any such payments made to the named executive officers:

Present Value of
		Number of Years	Accumulated	Payments During
	Plan Name	Credited Service	Benefit	Last Fiscal Year
Name	(1)(2)	(#)	($)	($)
James E. Goodwin	—	—	—	—

Robert D. Welding	FSC Retirement Plan	2.0	$45,095	—

Stephanie K. Kushner	FSC Retirement Plan	3.5	$54,025	—

David R. McConnaughey	—	—	—	—

Peter R. Guile	FSC Retirement Plan	5.5	$45,064	—

Marc F. Gustafson	—	—	—	—

Mark D. Weber	—	—	—	—

(1)	This retirement plan, which has been frozen, provides retirement benefits for many salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis, and no specific amount of contributions were set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax-qualified retirement plan. Participants under this plan are eligible to receive a supplemental transitional contribution to our new Retirement Savings Plan and Savings Restoration Plan equal to 1% to 2% of their salary.

(2)	Mr. Goodwin, Mr. McConnaughey, Mr. Gustafson and Mr. Weber did not participate in this pension plan.

The normal retirement age under our retirement plan is age 65. The annual pension earned by an eligible named executive officer is equal to 50% of the named executive officer’s average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times the named executive officer’s credited service years (to a maximum of 30 years). For purposes of the Retirement Plan, a named executive officer’s compensation is his or her salary plus non-equity incentive plan compensation as set forth in the Summary Compensation Table. Under the Retirement Plan, the named executive officers are eligible to retire after age 55 if they have completed at least 10 years of service with our Company. However, in the event of such early retirement, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months, by which the actual retirement age is less than 65 years.

Non-qualified Deferred Compensation Table  The following table sets forth information concerning contributions, earnings, and balances under non-qualified deferred contribution plans for the named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution in	Contributions in	Earnings/Loss in	Withdrawals/	Balance at Last
Name(1)	Last FY ($)	Last FY ($)	Last FY ($)(2)	Distributions ($)	FYE ($)
James E. Goodwin	—	—	—	—	—

Robert D. Welding	—	—	—	—	—

Stephanie K. Kushner	—	—	$(34,461)	—	$84,525

David R. McConnaughey	—	—	—	—	—

Peter R. Guile	—	—	$(236)	—	$580

Marc F. Gustafson	—	—	—	—	—

Mark D. Weber	—	—	$(1,162)	—	$2,850

(1)	Prior to July 2005, eligible named executive officers were permitted to defer up to 100% of his or her annual bonus in our Supplemental Savings and Investment Plan including participation by Ms. Kushner and Messrs. Guile and Weber. Participation in this plan was frozen in July of 2005 and no additional deferrals were made after 2006.

(2)	The earnings/loss reported under this column have not been reported as compensation in the last completed fiscal year in the Summary Compensation Table because these earnings were not above market. The earnings on the named executive officers’ deferred compensation are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan. Dividends on Company stock held by the named executive officers are paid at the same rate as dividends paid to stockholders of our Company.

Other Potential Post-Employment Payments

Except with respect to Mr. Goodwin who does not participate as a result of his interim status, our Company, pursuant to an Executive General Severance Plan, is obligated to make payments to our named executive officers if the Company terminates the executive without “Cause” or the executive leaves our Company for “Good Reason.” Additionally, the Company has entered into Change in Control Agreements which require certain payments to our named executive officers upon a change in control of our Company.

The tables on the following pages reflect the incremental cost to our Company of providing payments and benefits under the Executive General Severance Plan and the Change in Control Agreements, which are generally not available on a non-discriminatory basis, in connection with each of the aforementioned circumstances. The amounts shown in the tables assume that such termination occurs on December 31, 2007, and thus, only includes amounts earned through such time. However, the actual value of the payments and benefits received can only be determined at the time of separation. A description of the severance arrangements for Mr. Welding and Mr. Gustafson are also described in this proxy statement under the heading “Executive Compensation in the Last Fiscal Year,” “Additional Information About the Compensation Paid to the Named Executive Officers” on page 26.

Material Conditions to Receipt of Payments  The receipt of payments and benefits upon termination are conditioned on the named executive officers’ compliance with the following restrictive covenants set forth in the Executive General Severance Plan:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third party;

•	Non-competition with our Company for a twelve month period;

•	Cooperation with our Company in connection with any and all lawsuits, claims, investigations, or similar proceedings;

•	Non-solicitation of employees for a twelve month period; and

•	Agreement not to disparage our Company or otherwise make comments harmful to our Company’s reputation.

Payments under Executive General Severance Plan  Our Company has adopted an Executive General Severance Plan covering Messrs. Guile, McConnaughey and Weber and Ms. Kushner that provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason.” Mr. Goodwin does not participate as a result of his interim status with the Company although the equity awards he received in connection with his appointment as an interim executive officer become fully vested and exercisable on Mr. Goodwin’s last day as our interim President and Chief Executive Officer.

Termination of the Executive by the Company without “Cause” or by the Executive for “Good Reason”  If an executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason,” he or she shall receive the following payments and benefits:

•	A cash payment equal to the sum of the named executive officer’s base salary and current target annual bonus;

•	Payment of a portion of the targeted annual bonus based on the number of days worked in the current year;

•	Continuation of health and welfare benefits for up to eighteen months following termination at the same premium cost, and at the same coverage level to the executive, as in effect as of the executive’s date of termination;

•	Right to exercise vested options within three months from date of termination (unvested options, performance share awards, restricted stock awards and restricted stock units are forfeited); and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

If, however, the named executive officer is terminated by our Company for Cause or if the named executive officer voluntarily terminates his or her employment without Good Reason, our Company shall not provide the named executive officer with post-termination payments or benefits other than those vested and accrued under our Company’s various compensation plans and programs.

Payments Made Upon Retirement  Our Company provides the following post-termination payments and benefits under the Executive General Severance Plan upon retirement:

•	Accrued and unpaid base salary through the date of retirement;

•	Right to exercise vested options within three years from date of termination (unvested options, restricted stock and restricted stock unit awards are forfeited);

•	Pro-rata vesting of all equity based performance share awards; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

Payments Made Upon Death or Disability  In the event of death or disability, named executives officers shall receive the following payments and benefits from our Company under the Executive General Severance Plan:

•	Accrued and unpaid base salary through the date of termination;

•	Immediate vesting of all outstanding and unvested stock options. Named executive officers or their designated beneficiaries shall have the right to exercise such options for one year from the date of disability or death;

•	Immediate vesting of restricted stock and restricted stock units;

•	Pro-rata vesting of all equity based performance share awards; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

In addition to the benefits listed above, named executive officers will receive benefits under our non-discriminatory disability plan or payments under our group life insurance plan in the event of death or disability.

Payments Made Upon a Change in Control  Except with respect to Mr. Goodwin as an interim executive officer of our Company, we have entered into Executive Change-in-Control Severance Agreements with our named executive officers that provide for certain payments in the event of a “Change in Control” of our Company and a qualifying termination. Additionally, certain of the equity award agreements issued under our 2005 Executive Incentive Plan provide immediate and full vesting and lapse of restrictions on all outstanding stock option awards and restricted stock awards upon a change in control. Similarly, with respect to the performance-based restricted share awards, upon a change in control, unearned shares are paid out on a pro- rata basis at the target level. Further, these award agreements also provide for accelerated vesting of options and restricted stock if the business segment in which the participant is primarily employed is divested and the divestiture results in the termination of the participant’s employment with the Company. If, however, an executive’s employment is terminated within 24 calendar months following a Change in Control (other than termination by us for Cause, voluntary termination by the executive without “Good Reason,” or by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we shall provide each named executive officer with the following:

•	A lump-sum cash payment equal to three times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	Immediate and full vesting and lapse of restrictions on all outstanding stock options, restricted stock awards and restricted stock units;

•	Pro-rata vesting of all equity based performance share awards;

•	Full vesting and cash-out of all other equity incentive awards;

•	Continuation of health and welfare benefits for up to thirty-six months following termination at the same premium cost and at the same coverage level to the executive as in effect immediately prior to the termination of the executive’s employment; and

•	If the value of the cash payments and the continuation or acceleration of benefits upon termination under the severance agreements would subject the executive officer to the payment of a federal excise tax as “excess parachute payments,” the executive would be entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and all of the executive’s additional federal, state and local income, excise and employment taxes that arise on the additional payment.

A “Change in Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	acquisition by any one person or group of beneficial ownership of forty percent (40%) or more of the combined voting power of our Company’s then outstanding securities;

•	replacement of the majority of the directors during any period of twenty-four consecutive months;

•	consummation of a merger or consolidation of our Company with another corporation, other than (1) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than sixty percent (60%) of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•	any other transaction that our Board of Directors designates as being a Change in Control.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the change in control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new location in excess of 50 miles from the executive’s principal office immediately prior to the Change in Control; (4) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the agreement; or (5) any material breach of the Executive Change-in-Control Severance Agreement by our Company.

In the event of a sale of E-One, Inc. or a discontinuation of its operations, the “business segment” provisions under the 2005 Executive Incentive Plan and related award agreements are not triggered because this business is operated as a Company subsidiary. As a result, the Company has agreed as follows:

•	In the event of a sale of E-One, Inc., if Mr. Guile’s employment with the Company is terminated, he will receive a one-time payment of $400,000 plus an additional amount equal of one percent of the sale proceeds that exceed the estimated liquidation value of E-One, Inc. in lieu of all other severance payments. However, if Mr. Guile remains employed with our Company after a sale, he is entitled to receive a cash payment in an amount equal to his base salary in lieu of any other bonus while serving as President of E-One, Inc.

•	Upon a successful termination of the E-One, Inc. business operations, Mr. Guile will receive severance under the Executive General Severance Plan if he does not continue to be employed by our Company. If he remains employed, he will receive a cash bonus in the amount of his base salary in lieu of any other bonus while serving as President of E-One, Inc.

Robert Welding

The following table illustrates the payments and benefits to be received by Robert Welding in connection with his resignation as an executive officer effective December 11, 2007 and his retirement from the Company on January 1, 2008. Pursuant to the terms of the 2005 Executive Incentive Compensation Plan Non-qualified Stock Option Award Agreement, Mr. Welding will have a period of three years from his date of retirement, January 1, 2008, to exercise previously vested stock options. Unvested stock options totaling 203,500 and stock awards totaling 147,700 have been forfeited.

Type of Payment	Retirement
Cash Compensation	$1,271,994

Stock Options(a)	$0

Restricted Stock	$0

Life Insurance	$1,731

Health & Welfare Benefits	$10,589

Excise Tax & Gross-Up	$0

Outplacement	$0

Other	$0

Total	$1,284,314

(a)	Mr. Welding’s stock options were “out-of-the-money” based on the closing price of $11.22 per share of our common stock on December 31, 2007.

Stephanie Kushner

The following table illustrates the potential payments and benefits received by Stephanie Kushner under various employment termination events.

Other Potential Post-Employment Payments

					Change in
					Control and
					Termination
	Involuntary Termination				without
	Without Cause or Voluntary				Cause or
	Termination with Good			Change in Control	with Good
	Reason			Only	Reason
Type of Payment	($)	Death($)	Disability($)	($)	($)
Cash Compensation	$517,289				$1,551,867
Annual Bonus	$186,829				$186,829
Stock Options		—	—	—	—
Restricted Stock		$368,858	$368,858	$368,858	$368,858
Life Insurance
Health & Welfare Benefits	$9,918				$19,835
Excise Tax & Gross-Up					$448,689
Other
Total	$714,036	$368,858	$368,858	$368,858	$2,576,079

David McConnaughey

The following table illustrates the potential payments and benefits received by David McConnaughey under various employment termination events.

Other Potential Post-Employment Payments

					Change in
					Control and
					Termination
	Involuntary Termination				without
	Without Cause or Voluntary				Cause or
	Termination with Good			Change in Control	with Good
	Reason			Only	Reason
Type of Payment	($)	Death($)	Disability($)	($)	($)
Cash Compensation	$496,000				$1,488,000
Annual Bonus	$176,000				$176,000
Stock Options		—	—	—	—
Restricted Stock		$304,062	$304,062	$304,062	$304,062
Life Insurance
Health & Welfare Benefits	$17,574				$35,148
Excise Tax & Gross-Up					—
Other
Total	$689,574	$304,062	$304,062	$304,062	$2,003,210

Marc Gustafson

The following table illustrates the payments and benefits to be received by Marc Gustafson in connection with his resignation from the Company on July 17, 2007.

Involuntary
Termination
Without
Cause or
Voluntary
Termination
with Good
Reason
Type of Payment	($)
Cash Compensation	$593,988

Stock Options(a)	$1,816

Restricted Stock	$0

Life Insurance	$811

Health & Welfare Benefits	$17,574

Excise Tax & Gross-Up	$0

Outplacement	$0

Other	$0

Total	$614,189

(a)	Based on the closing price of $16.09 per share of our common stock on July 17, 2007.

Mark Weber

The following table illustrates the potential payments and benefits received by Mark Weber under various employment termination events.

Other Potential Post-Employment Payments

					Change in
					Control and
					Termination
	Involuntary Termination				without
	Without Cause or Voluntary				Cause or
	Termination with Good			Change in Control	with Good
	Reason			Only	Reason
Type of Payment	($)	Death($)	Disability($)	($)	($)
Cash Compensation	$473,681				$1,421,043
Annual Bonus	$185,206				$185,206
Stock Options		—	—	—	—
Restricted Stock		$301,538	$301,538	$301,538	$301,538
Life Insurance
Health & Welfare Benefits	$14,889				$29,778
Excise Tax & Gross-Up					$455,029
Other
Total	$673,776	$301,538	$301,538	$301,538	$2,392,595

Peter Guile

The following table illustrates the potential payments and benefits received by Peter Guile under various employment termination events.

Other Potential Post-Employment Payments

					Change in
					Control and
					Termination
	Involuntary Termination				without
	Without Cause or Voluntary				Cause or
	Termination with Good			Change in Control	with Good
	Reason			Only	Reason
Type of Payment	($)	Death($)	Disability($)	($)	($)
Cash Compensation	$339,028				$1,017,084
Annual Bonus	$99,028				$99,028
Stock Options		—	—	—	—
Restricted Stock		$131,274	$131,274	$131,274	$131,274
Life Insurance
Health & Welfare Benefits	$17,574				$35,148
Excise Tax & Gross-Up					$257,844
Other
Total	$455,630	$131,274	$131,274	$131,274	$1,540,379

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is currently comprised of four directors, none of whom are officers or employees. All members are “independent” under rules adopted by the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Board of Directors has adopted a charter for the Audit Committee, which is available on our website: http://www.federalsignal.com

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of our Company, including our codes of business ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviewed disclosures made by our Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.

The Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including the matters in the written disclosures required by the Independence Standards Board (including under Independence Standards Board Standard No. 1), and considered the compatibility of non-audit services with the accountants’ independence.

The Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Committee annually pre-approves types of services and fees. The Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Committee at its next meeting.

The Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

CHARLES R. CAMPBELL, CHAIRMAN	ROBERT M. GERRITY

ROBERT S. HAMADA	JAMES C. JANNING

ACCOUNTING INFORMATION

Our Board of Directors selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2007.

Ernst & Young LLP fees for 2006 and 2007 were:

($’s in thousands)	2007	2006

Audit Fees(1)	$1,877	$2,400
Audit-Related Fees(2)	—	—
Tax Fees(3)	124	262
All Other Fees(4)	—	—

Total	$2,001	$2,662

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for: (a) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (b) the audit of our system of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements. Fees incurred principally relate to elective audit procedures performed at a non-US subsidiary.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	All Other Fees — These are fees for miscellaneous other services performed by Ernst & Young LLP that do not meet the above categories.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All such services and fees provided by our independent registered public accounting firm during 2007 were pre-approved by the Audit Committee.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Our Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. A resolution will be presented at the meeting to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2007. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to any questions that you may have. The appointment of the independent accountants is approved annually by the Audit Committee.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008, will require the affirmative vote of a majority of the votes cast upon this proposal at the Annual Meeting.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

PROPOSAL 3 — STOCKHOLDER PROPOSAL RELATING TO STOCKHOLDER
APPROVAL OF FUTURE SEVERANCE AGREEMENTS

The Amalgamated Bank LongView MidCap 400 Index Fund advised the Company that it intends to present the following shareholder proposal at the Annual Stockholders’ Meeting. The address and share ownership of the proponent will be furnished to any stockholder by calling (630) 954-2008 or by sending a request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523-1928, Attention: Corporate Secretary.

Shareholder Proposal

RESOLVED:  The shareholders of Federal Signal Corporation (the “Company”) hereby request that the board of directors obtain a policy of obtaining shareholder approval for future severance agreements with senior executives that provide benefits with a total present value exceeding 2.99 times the sum of the senior executive’s base salary plus annual bonus.

For purposes of this resolution, a “severance agreement” includes the following types of agreements: employment agreements containing severance provisions; retirement agreements; change in control agreements; or agreements renewing, modifying or extending any such agreements in effect on the date this resolution is adopted. “Senior executives” include the Named Executive Officers within the meaning of Securities & Exchange Commission Regulation S-K. “Benefits” include cash benefits; perquisites; consulting fees; equity and the accelerated vesting of equity; the value of “gross-up” payments to offset taxes; payments in lieu of medical and other benefits; and the value of additional service credit or other employee benefits under the Company’s retirement system to the extent that those employee benefits are not available to other executives or employees without regard to a severance agreement. If the Board of Directors shall determine that it is not practicable to obtain shareholder approval before entering into a future severance agreement, the Board of Directors shall seek shareholder approval after the material terms of any such severance agreement have been agreed upon.

Supporting Statement

Federal Signal has entered in a series of severance agreements, commonly known as “golden parachutes,” that allow senior executives to receive payment if they leave the Company in certain circumstances, as specified in the contracts.

These agreements provide that if there is a change in control involving the Company, senior executives are entitled to receive three times the sum of their base salary and current annual target bonus, as well as immediate and full vesting and lapse of restrictions on stock options, restricted stock awards and other long-term equity awards addition, a “gross-up” payment equal to the amounts needed to cover their Federal income tax liability, and other benefits.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive’s last salary and bonus. Moreover, the existence of such a stockholder approval requirement may induce restraint when parties negotiate such agreements.

The proposal does not require prior shareholder approval, which may not always be practical to obtain, and leaves flexibility to seek approval after material terms of an agreement are agreed upon.

Institutional investors such as the California Public Employees’ Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executives’ annual base salary.

We urge shareholders to vote FOR this proposal.

The Board’s Recommendation

The Board of Directors does not believe this stockholder proposal is in the best interests of the stockholders for the following reasons.

Our executive compensation program is designed to attract, motivate and retain highly experienced executives who are vital to our success, profitability and growth. We believe that providing an appropriate level of severance is an important component in executive compensation. Our Compensation and Benefits Committee, composed exclusively of independent directors, determines the elements of the executive compensation program, including severance arrangements. We believe that the Committee should retain discretion to set appropriate employment benefits, including severance, based on facts and circumstances existing at the time the benefits are determined. The requirement that stockholders approve future severance arrangements may create inconsistencies in severance among peer executives, is logistically impractical and expensive, and reduces the ability of the Compensation and Benefits Committee to perform its duties. For example, we are currently engaged in a search to replace our interim President and Chief Executive Officer. We believe that the condition imposed by this stockholder proposal will hamper our recruiting and hiring efforts.

Currently, outside the context of a “change in control,” our executive officers are entitled to receive severance payments in the event of involuntary termination without “cause” or voluntary termination with “good reason” under the Company’s Executive General Severance Plan. These severance payments equal one times the executive officer’s then-current base salary and target annual bonus. The executive officer would also be entitled to payment of a portion of his or her target annual bonus based on the number of days worked that year, as well as the continuation of health and welfare benefits for 18 months at the same cost as if he or she were still employed (see page 30 of this proxy statement for a complete description). We believe this severance arrangement is within the spirit of the stockholder proposal.

In the case of a termination of an executive officer’s employment without “cause” or for “good reason” after a change-in-control, separate change-in-control agreements, not the severance plan, would apply. These agreements, which pay greater severance benefits to the executive officer, provide important financial security to the officer at a time when the officer may be uncertain about his or her continued employment after the change-in-control. The change-in-control agreements and the benefits that would be paid to each executive officer are fully disclosed to our stockholders beginning on page 29 of this proxy statement.

The financial security provided under the change-in-control agreements allows the executive to focus on his or her job responsibilities before, during and after a transaction, aligning his or her interests with the Company’s stockholders to maximize value from the change-in-control. Research presented to the Compensation and Benefits Committee by an executive compensation consulting firm indicated that these agreements are widespread among our comparator group with which we compete for executive talent.

The Board of Directors recommends a vote AGAINST this stockholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that all of our directors, officers and beneficial owners of more than 10 percent of our common stock filed all such reports on a timely basis during 2007, with the following exception: Late Form 4 Reports were filed on January 5, 2007 for Messrs. Gerrity, Goodwin, Hamada, and McCartney and Ms. Reichelderfer to report the receipt of stock awards granted December 31, 2006 in lieu of the payment of cash compensation for 2006 director fees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of
	Securities to be
	Issued upon	Weighted-Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding	Outstanding	Future Issuance under
	Options, Warrants	Options, Warrants	Equity Compensation
Plan Category	and Rights(#)	and Rights ($)	Plans (#)

Equity Compensation Plans Approved by Security Holders(1)
1996 Stock Benefit Plan	1,337,848	$18.48	552,721
2005 Executive Incentive Compensation Plan	1,075,412	$16.22	2,247,152

Total	2,413,260	$17.47	2,799,873

(1)	Our Company has no equity compensation plans which have not been approved by stockholders.

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders, we must receive any stockholder proposals on or before November 19, 2008.

In order for other business to be considered at the 2009 Annual Meeting, we must receive information relating to such other business by February 21, 2009, but not before January 22, 2009, which is not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2009 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in the proxy statement under “Committees of the Board of Directors — Corporate Governance Committee.”

OTHER BUSINESS

As of the date hereof, the foregoing is the only business which our Board of Directors and management intend to present, or are aware that others will present, at the meeting. If any other proper business should be presented at the meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
1415 W. 22nd STREET SUITE 1100 OAK BROOK, IL 60523
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Federal Signal Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Federal Signal Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FEDSG1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FEDERAL SIGNAL CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Unless otherwise instructed, this Proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.		All	All	Except
1.	ELECTION OF CLASS III DIRECTORS	☐	☐	☐
Nominees:
01) Charles R. Campbell
02) Paul W. Jones
03) Brenda L. Reichelderfer
04) Dennis J. Martin

		For	Against	Abstain

2.	RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS FEDERAL SIGNAL CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.	☐	☐	☐

3.	SHAREHOLDER PROPOSAL RELATING TO SHAREHOLDER APPROVAL OF FUTURE SEVERANCE AGREEMENTS.	☐	☐	☐

The Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof in such manner as said Proxies shall determine in their sole discretion. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2007 Annual Report are available at www.federalsignal.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FEDERAL SIGNAL CORPORATION.
The undersigned, revoking all prior proxies, hereby nominates, constitutes and appoints Jennifer L. Sherman and Lana J. Noel (the “Proxies”), or either of them, with full power to act alone, true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as indicated on this proxy card all of the shares of common stock, $1.00 par value, of Federal Signal Corporation entitled to be voted by the undersigned at the 2008 Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois on Tuesday, April 22, 2008 at 3:30 p.m., local time, and at all adjournments or postponements thereof.
This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal Corporation Retirement Savings Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If no proper voting direction is given to the Trustee by 12:59 p.m. Eastern Daylight Time, on April 17, 2008, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed, on the reverse side)